PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON July 13, 2003

INTRODUCTION
General
This proxy statement (the "Proxy Statement") is being furnished to the shareholders of Willamette Valley Vineyards, Inc., an Oregon corporation ("the Company"), as part of the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of the Company's common stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held on July 13th, 2003, at 1:00 PM at Willamette Valley Vineyards, 8800 Enchanted Way SE, Turner, Oregon 97392 and at any adjournments or postponements thereof, (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to (i) elect five members of the Board of Directors, (ii) ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2003, and (iii) transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed Proxy Ballot (Appendix A), is first being mailed to the Company's shareholders on or about June 1st, 2002.

Solicitation, Voting and Revocability of Proxies
The Board of Directors has fixed the close of business on May 15th, 2003 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote n all matters properly presented at the Annual Meeting. On the record date, there were 3,093 beneficial holders of the 4,477,778 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed Proxy Ballot is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the nominees for election to the Board of Directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2003. The Board of Directors does not know of any matters other than those described above that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to: Board Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392, or by attending the Annual Meeting and voting in person. However, a shareholder who attends the meeting need not revoke a previously executed proxy and vote in person unless the shareholder wishes to do so.
All valid, unrevoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS (PROPOSAL NO. 1) At the Annual Meeting, five directors will be elected, each for a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. There is no cumulative voting for election of directors. Directors are elected by a plurality of votes; therefore, the five persons receiving the most votes, even if less than a majority of the votes cast, will be elected directors. Abstentions or failure to vote will have no effect on the election of directors, assuming the existence of a quorum.

Information regarding Nominees. The following table sets for the names of the Board of Directors nominees for election as a director, and each such person's age at March 31, 2002 and position with the Company.

Name	Position(s) with the Company	Age

James W. Bernau ***     Chairperson of the Board,
                        President and Director          49

James L. Ellis * ***    Secretary and Director          58

Terry W. Emmert**        	Director                58

Betty M. O'Brien*      	 Director                       59

Stan G. Turel * ** *** ****	 Director               55

_______________________________
*Member of the Compensation Committee
**Member of the Audit Committee
***Member of the Executive Committee
****Member of the Affiliated Transaction Committee

All directors hold office until the next annual meeting of Shareholders or until their successors have been elected and qualified. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors.

Set forth below is additional information as to each director and executive officer of the Company.

James W. Bernau. Mr. Bernau has been President and Chairperson of the Board of Directors of the Company since its inception in May 1988. Willamette Valley Vineyards was originally established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983, and he co-founded the Company in 1988 with Salem grape grower, Donald Voorhies. From 1981 to September 1989, Mr. Bernau was Director of the Oregon Chapter of the National Federation of Independent Businesses ("NFIB"), an association of 15,000 independent businesses in Oregon. Mr. Bernau currently serves as the President of the Oregon Winegrowers Association and the Treasurer of the association's Political Action Committee (PAC). Mr. Bernau also serves as the Chair of the Promotions Committee of the Oregon Wine Advisory Board, the State of Oregon's agency dedicated to the development of the industry.

James L. Ellis. Mr. Ellis has served as a Director since July 1991 and Secretary since June 1997. Mr. Ellis has served as the Company's Director of Human Resources from January 1993, and Vice President/Corporate since 1998. From 1990 to 1992, Mr. Ellis was a partner in Kenneth L. Fisher, Ph.D. & Associates, a management-consulting firm. From 1980 to 1990, Mr. Ellis was Vice President and General Manager of R.A. Kevane & Associates, a Pacific Northwest personnel-consulting firm. From 1962 to 1979, Mr. Ellis was a member of and administrator for the Christian Brothers of California, owner of Mont La Salle Vineyards and producer of Christian Brothers wines and brandy.

Terry W. Emmert.   Mr. Emmert has served as a Director since October 2001.
Mr. Emmert is the President and Founder of the Emmert Industrial Corporation, Clackamas, Oregon, a position he has held since 1968. Emmert Industrial Corporation is know for innovative solutions to monumental problems. Mr. Emmert has received many letters of commendation and awards in his industry, these include the Rigging Job of the Year from the Specialized Carriers &
Rigging Association.   Mr. Emmert currently serves on the Board of Directors
for the Christie School, Warehouse Project, Oregon Business Committee for the Arts and the Multnomah County Sheriff's Advisory Board, as well as, chairing the Police Activity League fundraiser for 2002.

Betty M. O'Brien. Ms. O'Brien has served as a Director since July 1991. Ms. O'Brien is employed as the Executive Director of the Oregon Wine Advisory Board. Ms. O'Brien was formerly employed by Willamette University as its Director of News and Publications from 1988 to 2000. Ms. O'Brien is a partner in Elton Vineyards, a commercial vineyard located in Eola Hills in Yamhill County, Oregon. She is a member of the Oregon Winegrowers Association, having previously served as its President and Treasurer and as a director.
Ms. O'Brien also serves on several community boards.

Stan G. Turel.  Mr. Turel has served as a Director since November of 1994.
Mr. Turel currently manages a multimillion-dollar real estate portfolio. Prior to his current activities, Mr. Turel was part owner and the CEO of Columbia Turel, Inc., (formerly Columbia Bookkeeping, Inc.) a position he assumed in 1974. Prior to 2001, Columbia Turel, Inc. had fifteen offices in Oregon and Washington, servicing 4,000 small business and 26,000 tax clients annually.
In 2001, Columbia Turel, Inc. sold its offices to Fiducial, one of Europe's largest accounting firms. Mr. Turel is a licensed tax consultant, a member of the National Association of Public Accountants, a private pilot, and a former delegate to the White House Conference on Small Business. In addition, Mr. Turel serves his community on a number of advisory boards and panels.

The Board of Directors met five times during 2002, the majority of Directors attended all meetings.

Board of Directors Committees. The Board of Directors acts as a nominating committee for selecting nominees for election as directors. The Board of Directors appointed a standing Audit Committee that during the year ended December 31 ,2002, conducted one meeting. The elected members of the Audit Committee are Terry W. Emmert and Stan G. Turel. The Audit Committee reviews the scope of the independent annual audit, the independent accountants' letter to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary. Each member of the Audit Committee is independent as defined under applicable SEC and Nasdaq Stock Market rules and regulations. The Board of Directors also has appointed a Compensation Committee, which reviews executive compensation and makes recommendations to the full Board regarding changes in compensation, and also administers the Company's 1992 Stock Incentive Plan. During the fiscal year ended December 31, 2002, the Compensation Committee held two meetings. The members of the Compensation Committee currently are Betty M. O'Brien, Chair, Stan Turel, and James Ellis. In 1997 the Board appointed an Executive Committee, members are: James Bernau, James Ellis, and Stan Turel. The Executive Committee held no meetings during 2002.


MANAGEMENT / EXECUTIVE OFFICERS
Name		             Position					         Age
James W. Bernau	      President, Director and Chairperson of the Board of
Directors      49

Information concerning the principle occupation of Mr. Bernau is set forth under "Election of Directors".

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation
The following table provides certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer, James W. Bernau (the "named executive officer") for the years ending December 31, 1999, 2000, 2001.

Annual Compensation

Name and Principal Position     Year   Salary ($)  Bonus

James W. Bernau
President and Chairperson of
the Board of Directors          2000    93,000      -0-
                                2001    95,357      -0-
                                2002    97,027      -0-

Bernau Employment Agreement
The Company and Mr. Bernau are parties to an employment agreement dated August 3, 1988 and amended in February 1997 and again amended in January of 1998. Under the amended agreement, Mr. Bernau is paid an annual salary of $90,000 with annual increases tied to increases in the consumer price index. Pursuant to the terms of the employment agreement, the Company must use its best efforts to provide Mr. Bernau with housing on the Company's property. Mr. Bernau and his family currently live in a Company-owned house on the Company's property free of rent and must continue to reside there for the duration of his employment in order to provide additional security and lock-up services for late evening events at the winery and vineyard. The employment agreement provides that Mr. Bernau's employment may be terminated only for cause, which is defined as non-performance of his duties or conviction of a crime.


Stock Options
In order to reward performance and retain high-quality employees, the Company often grants stock options to its employees. The Company does not ordinarily directly issue shares of stock to its employees. Options are typically issued at a per share exercise price equal to the closing price as reported by NASDAQ at the time the option is granted. The options vest to the employee over time. Three months following termination of the employee's employment with the Company, any and all unexercised vested options terminate.

Option Exercises and Holdings
The following table provides information, with respect to the named executive officer, concerning exercised options during the last fiscal year and unexercised options held as of December 31, 2002.

Options exercised in the last fiscal year
     Name              Number      Value
                      of shares  realized (1)

     James W. Bernau     -0-        -0-


Number of Securities Underlying Unexercised Options at FY-End

                    Exercisable      Unexercisable
James W. Bernau    75,000 (1.65)          -0-
                    1,500 (1.81)          -0-
                    4,000 (1.5625)        -0-
                   30,000 (1.507)

Value of Unexercised In-the-Money Options at FY-End (2)

                    Exercisable      Unexercisable
James W. Bernau         -0-               -0-
                        -0-               -0-

(1) The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(2) Options are "in the money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on December 31, 2002 ($1.50 per share based on the NASDAQ closing price for the Company's Common Stock on the NASDAQ Small Cap Market on that date), and the exercise price of the option, multiplied by the applicable number of options.

Director Compensation
The members of the Company's Board of Directors do not receive cash compensation for their service on the Board, but are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Under the Company's Stock Incentive Plan adopted by the shareholders in 1992 and further amended by the shareholders in 1996, beginning in 1997 an option to purchase 1,500 shares of Common Stock may granted to each Director for service on the Board during the year. The number of options that may be granted on an annual basis was increased to 4,000 per year when the 50-share grant per Director's meeting was discontinued for the year 2000 and beyond.

Section 16 (a) Beneficial Ownership Reporting Compliance
Based on copies of reports received by the Company, the Company believes that appropriate reporting has been done.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During 2002, 2001, 2000 and 1999, the Company purchased grapes from Elton Vineyards for $120,589, $108,672, $74,585 and $62,068 respectively.
Betty M. O'Brien, a Director of the Company, is a principal owner of Elton Vineyards.

On November 26, 2002, the Company granted Mr. Bernau a warrant to purchase 30,000 shares of the Company's Common Stock as consideration for his personal guarantee of the Line of Credit from GE Commercial Distribution Finance pursuant to which the Company borrowed up to $2.7 million. The warrant is exercisable anytime through November 26, 2012, at an exercise price of $1.507 per share.

On June 1, 1992, the Company granted Mr. Bernau a warrant to purchase 15,000 shares of the Company's Common Stock as consideration for his personal guarantee of the Real Estate Loan and the Line of Credit from Farm Credit Services pursuant to which the Company borrowed $1.2 million. The warrant is exercisable anytime through June 1, 2012, at an exercise price of $3.42 per share.

On December 3, 1992, James W. Bernau borrowed $100,000 from the Company. The loan is secured by Mr. Bernau's stock in the Company, and is payable, together with interest at a rate of 7.35% per annum, on March 14, 2009. At
December 31, 2001, the outstanding balance of the loan was $61,048 including accrued interest.

The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, and principal shareholders will be approved by a disinterested majority of the members of the Affiliated Transactions Committee of the Company's Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December 31, 2001, by (i) each person who beneficially owns more than 5% of the Company's Common Stock (ii) each Director of the Company (iii) each of the Company's named executive officers, and (iv) all directors and executive officers as a group.


                                         Number of              Percent of
                                     Shares Beneficially    Shares Outstanding
                                           Owned

James W. Bernau     President/CEO, Chair of the Board
2545 Cloverdale Road                    1,069,660.5 (1)            23.9%
Turner, OR  97392

James L. Ellis      Secretary, Director
7850 S.E. King Road                        52,743   (2)             1.2%
Milwaukie, OR  97222

Terry W. Emmert        Director
11811 SE Highway 212                      281,200                   6.3%
Clackamas, OR 97015

Betty M. O'Brien    Director
22500 Ingram Lane NW                       13,950   (4)              **
Salem, OR  97304

Stan G. Turel       Director
604 SE 121 Street                         131,885   (5)             3.0%
Vancouver, WA  98683

All Directors, executive                1,549,439                  34.7%
officers and persons owning
5% or more as a group (6 persons)
______________________________
**         Less than one percent.

(1) Includes 15,000 shares issuable upon the exercise of an outstanding warrant and 110,500 shares issuable upon exercise of options.

(2) Includes 47,643 shares issuable upon the exercise of options.

(3) Includes 6,100 shares issuable upon the exercise of options.

(4) Includes 8,500 shares issuable upon the exercise of options.

(5) Includes 8,500 shares issuable upon the exercise of options.


RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL NO. 2)
The Board of Directors has appointed PricewaterhouseCoopers LLP to act as independent auditors for the Company for the year ending December 31, 2003, subject to ratification of such appointment by the Company's shareholders. PricewaterhouseCoopers, LLP was the Company's independent auditor for the fiscal year that ended December 31, 2002.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of PricewaterhouseCoopers LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2003. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

A representative of PricewaterhouseCoopers LLP has been invited to attend the Annual Meeting at his own expense and will be given an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.
The Board of Directors unanimously recommends a vote FOR this proposal. Assuming the existence of a quorum, the appointment of PriceWaterhouseCoopers LLP will be ratified if approved by the holders of a majority of the shares present in person or by proxy.

Audit Fees: The aggregate fees billed by PricewaterhouseCoopers for the audit of our annual financial statements and review of our quarterly financial statements included in our Form 10QSBassurance and related services reasonably related to the performance of the audit for the fiscal years ended March 31, 2002 and March 31, 2001, were $62,500 and $59,100, respectively.

Audit-Related Fees: PricewaterhouseCoopers did not bill us for any assurance and related work in fiscal year 2001 or 2002 .

Tax Fees:. PricewaterhouseCoopers did bill us for tax compliance, tax advice and tax planning in fiscal year 2001 and 2002. PricewaterhouseCoopers fees in connection with the 2001 federal and state tax returns, which were billed in 2002, were $14,175, or 18% of the aggregate fees billed for professional services by PricewaterhouseCoopers in 2002. PricewaterhouseCoopers in connection with the 2000 federal and state tax returns, which were billed in 2001, were $9,900 or 14% of the aggregate fees billed for professional services by PricewaterhouseCoopers in 2001.

Other Fees: PricewaterhouseCoopers did not bill us for any other products or services in fiscal year 2001 or 2002 .

Pre-Approval Policies: It is the policy of the Company not to enter into any agreement for PricewaterhouseCoopers to provide any non-audit services to us unless (a) the agreement is approved in advance by the Audit Committee or (b)
(i) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount we pay to PricewaterhouseCoopers during the fiscal year in which such services are rendered, (ii) such services were not recognized by the Company as constituting non-audit services at the time of the engagement of the non-audit services and (iii) such services are promptly brought to the attention of the Audit Committee and prior to the completion of the audit were approved by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee will not approve any agreement in advance for non-audit services unless (x) the procedures and policies are detailed in advance as to such services, (y) the Audit Committee is informed of such services prior to commencement and (z) such policies and procedures do not constitute delegation of the Audit Committee's responsibilities to management under the Securities Exchange Act of 1934, as amended. To date, the Audit Committee has not established such policies and procedures because we do not intend to have our auditors provide any non-audit services, other than tax services, in the foreseeable future. If our intentions change, the Audit Committee will adopt the appropriate pre-approval policies and procedures a outlined above.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 2004 annual meeting of shareholders must be received by the Company not later than January 17, 2004, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal, which does not meet the requirements of the SEC in effect at the time.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2003 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities.

ADDITIONAL INFORMATION
A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2001 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-KSB with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-KSB by writing to James L Ellis, Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392. Or they may access a copy through links provided on the Company's web site: www.wvv.com.

	By Order of the Board of Directors

	James W. Bernau
	Chairperson of the Board
	Turner, Oregon
 	May 30th, 2003


ANNUAL REPORT TO SHAREHOLDERS


DESCRIPTION OF BUSINESS

Willamette Valley Vineyards, Inc. (the "Company") was formed in May 1988 to produce and sell premium, super premium and ultra premium varietal wines
(i.e., wine which sells at retail prices of $7 to $14, $14 to $20 and over $20 per 750 ml bottle, respectively). Willamette Valley Vineyards was original ly established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983 .. The Company's wines are made from grapes grown at its vineyard (the "Vineyard") and from grapes purchased from other nearby vineyards. The grapes are crushed, fermented and made into wine at the Company's winery (the "Winery") and the wines are sold principally under the Company's Willamette Valley Vineyards label. The Company's Vineyard and Winery are located on
75 acres of Company-owned land adjacent to Interstate 5, approximately two miles south of Salem, Oregon.

The Company owns 146 acres of vineyard land, fifty acres of planted vineyards-42 acres producing and 8 acres in development at the Turner site. In April 1997, the Company acquired 100 percent of the outstanding stock of Tualatin Vineyards, Inc. (TVI), adding 83 acres of producing vineyard, 60 additional plantable acres and an additional 20,000 cases of winemaking capacity. The purchase price paid by the Company to the Tualatin Vineyards' shareholders in exchange for their shares was $1,824,000 plus Tualatin Vineyards' current assets minus TVI's current and long-term liabilities as reflected in its balance sheet dated April 15, 1997. The Company paid 35 percent of the purchase price in the form of cash with the balance paid through the issuance of shares of the Company's common stock at an agreed price per share. The final purchase price was $1,988,601.

In December 1999, the Company sold one parcel of three parcels offered for sale at its Tualatin Estate Vineyard. The Company entered into an agreement with the new owners to lease back the land for growing grapes for use in the Company's Estate bottling program. The final purchase price paid was $1,500,000 for the 80-acre parcel. The lease is for twenty years with three 5-year renewals at the Company's option. The Company continues to offer the two remaining properties and equipment on the same type of sale/leaseback arrangement. One parcel contains 75 acres priced at $808,700 and the last parcel, which contains the Tualatin Estate winery plus 115 acres, is priced at $1,825,000.

The Company also leases O'Connor Vineyards on a ten-year contract adding an additional 59 producing acres. All of these vineyards are within the Willamette Valley Appellation.

Products
Under its Willamette Valley Vineyards label, the Company currently produces and sells the following types of wine in 750 ml bottles: Pinot noir, the brand's flagship and its largest selling varietal in 2002, from $15 to $60 per bottle; Chardonnay, from $14 to $25 per bottle; Pinot gris, $14 per bottle; Riesling and Oregon Blossom (blush blend), $9 per bottle. The Company's mission for this brand is to become the premier producer of Pinot noir from the Pacific Northwest.

The Company currently produces and sells small quantities of Oregon's Nog (a seasonal holiday product), $10 per bottle, and Edelweiss, $9 per bottle, under a "Made in Oregon Cellars" label.

Under its Tualatin Estate Vineyards label, the Company currently produces and sells the following types of wine in 750 ml bottles: Pinot noir, the brand's flagship, $28 per bottle; Chardonnay, $14 per bottle; Semi-Sparkling Muscat, $15 per bottle; Late Harvest Gewurztraminer, $20 per bottle; and Pinot blanc, $14 per bottle. The Company's mission for this brand is to be among the highest quality estate producers of Burgundy and Alsatian varietals in Oregon.

In November 1998, the Company released a new label under the Griffin Creek brand name, which the Company owns. This represents a joint effort between the Company and Quail Run Vineyards to develop a new brand of wines from the Southern Oregon growing region. Currently, the Company has several varieties under this label: Merlot, the brand's flagship, $35 per bottle; Syrah, $35 per bottle; Cabernet Sauvignon, $40 per bottle; Cabernet Franc, $35 per bottle;
The Griffin (a Bordeaux blend), $70 per bottle; Pinot gris, $18 per bottle; Chardonnay, $30 per bottle; Viognier, $30 per bottle; and Pinot noir, $27 per bottle. This brand's mission is to be the highest quality producer of Bordeaux and Rhone varietals in Oregon.

Market Overview

Wine Consumption Trends: Wine consumption in the United States declined from 1987 to 1994 due to increased consumer health concerns and a growing awareness of alcohol abuse. That decline was led by sharp reductions in the low-cost non-varietal ("jug") wine and wine cooler segments of the market, which, prior to 1987, were two of the fastest growing market segments. Beginning in 1994, per capita wine consumption began to rise. The Company estimates that premium; super premium and ultra premium wine consumption will experience a moderate increase over the next few years. Consumers have restricted their drinking of alcoholic beverages and view premium, super premium and ultra premium wines as a beverage of moderation. The Company believes this change in consumer preference from low quality, inexpensive wines to premium, super premium and ultra premium wines reflects, in part, a growing emphasis on health and nutrition as a principal element of the contemporary lifestyle as well as an increased awareness of the risks associated with alcohol abuse.

The Oregon Wine Industry

Oregon is a relatively new wine-producing region in comparison to California and France. In 1966, there were only two commercial wineries licensed in Oregon. By contrast, in 2002, there were over 170 commercial wineries licensed in Oregon and over 12,100 acres of wine grape vineyards, 9,400 acres of which are currently producing. Total production of Oregon wines in 2002 is estimated to be approximately 1,317,567 cases. Oregon's entire 2002 production would have an estimated retail value of approximately $197.6 million, assuming a retail price of $150 per case, and a FOB value of approximately one-half of the retail value, or $98.8 million.

Because of climate, soil and other growing conditions, the Willamette Valley in western Oregon is ideally suited to growing superior quality Pinot noir, Chardonnay, Pinot gris and Riesling wine grapes. Some of Oregon's Pinot noir, Pinot gris and Chardonnay wines have developed outstanding reputations, winning numerous national and international awards.

Oregon wine producers enjoy certain cost advantages over their California and French competitors due to lower costs for grapes, vineyard land and winery sites. For example, the average cost of unplanted vineyard land in Napa County, California is approximately $40,000 per acre as compared to approximately $6,000 per acre in Oregon. In the Burgundy region of France, virtually no new vineyard land is available for planting.

Oregon does have certain disadvantages, however. As a new wine-producing region, Oregon's wines are relatively little known to consumers worldwide and the total wine production of Oregon wineries is small relative to California and French competitors. Greater worldwide label recognition and larger production levels give Oregon's competitors certain financial, marketing, distribution and unit cost advantages.

Furthermore, Oregon's Willamette Valley has an unpredictable rainfall pattern in early autumn. If significantly above-average rains occur just prior to the autumn grape harvest, the quality of harvested grapes is often materially diminished, thereby affecting that year's wine quality.

Finally, phylloxera, an aphid-like insect that feeds on the roots of grapevines, has been found in several commercial vineyards in Oregon. Contrary to the California experience, most Oregon phylloxera infestations have expanded very slowly and done only minimal damage. Nevertheless, phylloxera does constitute a significant risk to Oregon vineyards. Prior to the discovery of phylloxera in Oregon, all vine plantings in the Company's Vineyard were with non-resistant rootstock. As of December 31, 2002, the Company has not detected any phylloxera at its Turner site. Beginning with the Company's plantings in May 1992, only phylloxera-resistant rootstock was planted until 1997, when the previous management planted non-resistant rootstock on approximately 10 acres at the Tualatin Vineyard. In 1997, the Company purchased Tualatin Vineyards, which has phylloxera at its site.
Since the third quarter of 1997, all plantings have been and all future planting will be on phylloxera resistant rootstock. The Company takes all necessary precautions to prevent the spread of phylloxera to its Turner site. Also phylloxera is active at the O'Connor Vineyard for which the Company has a 10-year lease. Any planting, training, and care of new plants at the O'Connor vineyard will not be at the expense of the Company, because under the terms of the lease, it would be the responsibility of the landowner.

In 1994, the largest development in the Oregon wine industry, King Estate Winery, was completed. The facility, which is located 22 miles southwest of Eugene, is approximately 100,000 square feet in size surrounded by a 180-acre vineyard. King Estate is focused on serving the national market. The Company views King Estate as a welcome addition to the Oregon wine industry and believes they could have the same positive effect on wine exports as St. Michelle Winery has had on the Washington wine industry. The most recent high-profile move in Oregon was the Benziger family's purchase of 65 acres, including 32 producing acres of vineyard, near Scholls. The Benziger family created the Glen Ellen wine brand in California, before selling it to Grand Metropolitan. Well-known California winemaker Tony Soter is making Oregon Pinot noir under the Etude label. The Company believes that further investments by other experienced wine producers will continue, ultimately benefiting the Company and the Oregon wine industry as a whole by bringing increased national and international recognition to the quality of Oregon wines.

As a result of these factors, subject to the risks and uncertainties identified above, the Company believes that long-term prospects for growth in the Oregon wine industry are excellent. The Company believes that over the next 20 years the Oregon wine industry will grow at a faster rate than the overall domestic wine industry, and that much of this growth will favor producers of premium, super premium and ultra premium wines such as the Company's.

Vineyard
The Property. The Company's estate vineyard at the Turner site currently has 50 acres planted and 40 acres producing which includes 17 acres of Pinot noir and 6 acres of Riesling grape vines planted in 1985, which were grafted to Pinot noir in 1999. The Company planted 8 acres of Pinot gris vines in May 1992 and 6 acres of Chardonnay vines in 1993. In 1996, the Company planted its remaining 11 acres in Chardonnay and Pinot gris. Grapevines do not bear commercial quantities until the third growing season and do not become fully productive until the fifth to eighth growing season. Vineyards generally remain productive for 30 to 100 years, depending on weather conditions, disease and other factors.

The Vineyard uses an elaborate trellis design known as the Geneva Double Curtain. The Company has incurred the additional expense of constructing this trellis because it doubles the number of canes upon which grape clusters grow and spreads these canes for additional solar exposure and air circulation. Research and practical applications of this trellis design indicate that it will increase production and improve grape quality over traditional designs.

Beginning in 1997, The Company embarked on a major effort to improve the quality of its flagship varietal by planting new Pinot noir clones that originated directly from the cool climate growing region of Burgundy rather than the previous source, Napa California where winemakers believe the variety adopted to the warmer climate over the many years it was grown there.

These new French clones are called "Dijon clones" after the University in Burgundy who assisted in their selection and shipment to a US government authorized quarantine site, and then seven years later to Oregon winegrowers. The most desirable of these new clones are numbered 113, 114, 115, 667 and
777. In addition to certain flavor advantages, these clones ripen up to two weeks earlier, allowing growers to pick before heavy autumn rains. Heavy rains can dilute concentrated fruit flavors and promote bunch rot and spoilage. These new Pinot noir clones were planted at the Tualatin Estate on disease resistant rootstock and the 667 and 777 clones have been graphed onto 8 acres of self rooted, non disease resistant vines at the Company's Estate Vineyard near Turner.

New clones of Chardonnay preceded Pinot noir into Oregon also arranged by the University of Dijon, which were planted at the Company's Estate Vineyard on disease resistant rootstock.

The purchase of Tualatin Vineyards, Inc. in April 1997 (including the subsequent sale-leaseback of a portion of the property in December 1999) added 83 acres of additional producing vineyards and approximately 60 acres of bare land for future plantings. In 1997, the Company planted 19 acres at the Tualatin site and planted another 41 acres in 1998, the majority being Pinot noir, which is the Company's flagship varietal. All of the new planting will be available to harvest in the next two to three years.

Also in 1997, the Company entered into a 10-year lease with O'Connor Vineyards (59 acres) located near Salem to manage and obtain the supply of grapes from O'Connor Vineyards.

In 1999, the Company purchased 33 acres of vineyard land adjoining Tualatin Estate for future plantings and used lot line adjustments to create three separate land parcels at Tualatin Estate.

The Company now controls 280 acres of vineyard land. At full production, these vineyards should enable the Company to grow approximately 50% of the grapes needed to meet the Winery's ultimate production capacity of 298,000 gallons (124,000 cases).

Grape Supply
In 2002, the Company's 40 acres of producing estate vineyard yielded approximately 184 tons of grapes for the Winery's twelfth crush. Tualatin Vineyards produced 473 tons of grapes in 2002. O'Connor Vineyards produced 125 tons of grapes in 2002. In 2002, the Company purchased an additional 309 tons of grapes from other growers. The Winery's 2002 total wine production was 261,675 gallons (110,063 cases) from its 2001 crush. The Company expects to produce 168,600 gallons in 2003 (70,915 cases) from its 2002 crush. The Vineyard cannot and will not provide the sole supply of grapes for the Winery's near-term production requirements. The Company has also entered into grape purchase contracts with certain directors or their respective affiliates of the Company. See "CERTAIN TRANSACTIONS."

The Company fulfills its remaining grape needs by purchasing grapes from other nearby vineyards at competitive prices. The Company believes high quality grapes will be available for purchase in sufficient quantity to meet the Company's requirements except in the Pinot noir varietal, where there is increasing demand. The grapes grown on the Company's vineyards establish a foundation of quality upon which the purchase of additional grapes is built. In addition, wine produced from grapes grown in the Company's own vineyards may be labeled as "Estate Bottled" wines. These wines traditionally sell at a premium over non-estate bottled wines.

Viticultural Conditions
Oregon's Willamette Valley is recognized as a premier location for growing certain varieties of high quality wine grapes, particularly Pinot noir, Chardonnay, Riesling and Pinot gris. The Company believes that the Vineyard's growing conditions, including its soil, elevation, slope, rainfall, evening marine breezes and solar orientation are among the most ideal conditions in the United States for growing certain varieties of high-quality wine grapes. The Vineyard's grape growing conditions compare favorably to those found in some of the famous Viticultural regions of France. Western Oregon's latitude (42o-46o North) and relationship to the eastern edge of a major ocean is very similar to certain centuries-old wine grape growing regions of France. These conditions are unduplicated anywhere else in the world except the great wine grape regions of Northern Europe.

The Vineyard's soil type is Jory/Nekia, a dark reddish-brown silky clay loam over basalt bedrock noted for being well drained, acidic, of adequate depth, retentive of appropriate levels of moisture and particularly suited to growing high quality wine grapes.

The Vineyard's elevation ranges from 533 feet to 700 feet above sea level with slopes from 2 percent to 30 percent (predominately 12-20 percent). The Vineyard's slope is oriented to the south, southwest and west. Average annual precipitation at the Vineyard is 41.3 inches; average annual air temperature is 52 to 54 degrees Fahrenheit, and the length of each year's frost-free season averages from 190 to 210 days. These conditions compare favorably with conditions found throughout the Willamette Valley viticultural region and other domestic and foreign viticultural regions, which produce high quality wine grapes.

In the Willamette Valley, permanent vineyard irrigation is not required. The average annual rainfall provides sufficient moisture to avoid the need to irrigate the Vineyard. However, if the need should arise, the Company's property contains one water well which can sustain sufficient volume to meet the needs of the Winery and to provide auxiliary water to the Vineyard for new plantings and unusual drought conditions.

Winery
Wine Production Facility. The Company's Winery and production facilities, built at an initial cost of approximately $1,500,000, were originally capable of producing up to 75,000 cases of wine per year, depending on the type of wine produced. In 1996 the Company invested an additional $750,000 to increase its capacity from 75,000 cases to its present capacity of 104,000 cases (250,000 gallons). It added one large press, six stainless steel fermenters, and handling equipment to increase its capacity to the new level. It also expanded the size of its crush pad to meet the needs of the additional tons of grapes crushed. In 2002, the Winery produced 261,675 gallons (110,063 cases) from its 2001 crush. The Winery is 12,784 square feet in size and contains areas for the processing, fermenting, aging and bottling of wine, as well as an underground wine cellar, a tasting room, a retail sales room and administrative offices. A 12,500 square foot outside production area was added for the crushing, pressing and fermentation of wine grapes. In 1993, a 4,000 square foot insulated storage facility with a capacity of 30,000 cases of wine was constructed at a cost of approximately $70,000. This facility was converted to barrel storage in 1998 in order to accommodate an additional 750 barrels for aging wines. This change increases the Company's barrel aging capacity at the Turner site. The production area is equipped with a settling tank and sprinkler system for disposing of wastewater from the production process in compliance with environmental regulations. The settling tank and sprinkler system were installed at a total cost of approximately $20,000.

In 1997, the Company constructed a 20,000 square foot storage building to store all if its bottled product at an approximate cost of $750,000. Previously, the Company rented a storage facility with an annual rental cost to the Company of $96,000.

With the purchase of Tualatin Vineyards, Inc., the Company added 20,000 square feet of additional production capacity. Although the Tualatin facility was constructed over twenty years ago, it adds 20,000 cases of wine production capacity to the Company, which the Company felt at the time of purchase was needed. To date, production and sales volumes have not expanded enough to necessitate the utilization of the Tualatin facilities. The Company decided to move current production to its Turner site to meet short-term production requirements. The capacity at Tualatin is available to the Company to meet any anticipated future production needs.

Hospitality Facility
In May 1995, the Company completed
construction of a large tasting and hospitality facility of 19,470 square feet (the "Hospitality Center"). The first floor of the Hospitality Center includes retail sales space and a "great room" designed to accommodate approximately 400 persons for gatherings, meetings, weddings and large wine tastings. An observation tower and decking around the Hospitality Center enable visitors to enjoy the view of the Willamette Valley and the Company's Vineyard. The Hospitality Center is joined with the present Winery by an underground cellar tunnel. The facility includes a basement cellar of 10,150 square feet (including the 2,460 square foot underground cellar tunnel) to expand storage of the Company's wine in a proper environment. The cellar provides the Winery with ample space for storing up to 1,600 barrels of wine for aging.

Just outside the Hospitality Center, the Company has planned a landscaped park setting consisting of one acre of terraced lawn for outdoor events and five wooded acres for picnics and social gatherings. The area between the Winery and the Hospitality Center forms a 20,000 square foot quadrangle. As designed, a removable fabric top making it an all-weather outdoor facility to promote sale of the Company's wines through outdoor festivals and social events can cover the quadrangle.

The Company believes the addition of the Hospitality Center and the park and quadrangle has made the Winery an attractive recreational and social destination for tourists and local residents, thereby enhancing the Company's ability to sell its wines.

Mortgages on Properties
The Company's winery facilities are subject to two mortgages with a principal balance of $3,021,376 at December 31, 2002 and $3,228,749 at December 31, 2001. The mortgages are payable in annual aggregate installments including interest of approximately $350,000 through 2012.
After 2012, the Company's annual aggregate mortgage payment including interest will be approximately $75,000 until the year 2014. The mortgage on the Turner site had a principal balance of $2,340,140 on December 31, 2002. The mortgage on the Tualatin Valley property, issued in April 1997 to fund the acquisition of the property and development of its vineyard, had a principal balance of $681,236 on December 31, 2002, after the Company made an additional payment of approximately $471,000 in December 1999. The additional payment was made as a result of the Company selling a parcel of the Tualatin Valley property under a sale-leaseback agreement.

Wine Production
The Company operates on the principle that winemaking is a natural but highly technical process requiring the attention and dedication of the winemaking staff. The Company's Winery is equipped with current technical innovations and uses modern laboratory equipment and computers to monitor the progress of each wine through all stages of the winemaking process.

Beginning with the Company's first vintage in 1989, the Company's annual grape harvest and wine production are as follows:

Tons of
Grapes      Production                            Cases
Crush Year   Crushed        Year                 Produced

1989          203
1990          206           1990                  13,200
1991          340           1991                  13,400
1992          565           1992                  22,100
1993          633           1993                  38,237
1994          590           1994                  41,145
1995          885           1995                  40,411
1996         1290           1996                  53,693
1997         1426           1997                  91,793
1998         1109           1998                  77,064
1999         1383           1999                  81,068
2000         1223           2000                  98,936
2001         1859           2001                  85,554
2002         1091           2002                 110,063

The quantity of grapes crushed in 1997 does not include 228 tons of grapes that were purchased and resold on the open market because the Company had contracted for more grapes than were needed. The Company was unable to sell 270 tons of grapes before crush; this tonnage converts to 44,000 gallons of bulk wine that the Company sold in 1998.

Sales and Distribution
Marketing Strategy. The Company markets and sells its wines through a combination of direct sales at the Winery, sales directly and indirectly through its shareholders, self-distribution to local restaurants and retail outlets in Oregon, directly through mailing lists, and through distributors and wine brokers who sell in specific targeted areas outside of the state of Oregon. As the Company has increased production volumes and achieved greater brand recognition, sales to other domestic markets have increased both in terms of absolute dollars and as a percentage of total Company sales.

Direct Sales. The Company's Winery is located adjacent to the state's major north-south freeway (Interstate 5), approximately 2 miles south of the state's third largest metropolitan area (Salem), and 50 miles in either direction from the state's first and second largest metropolitan areas (Portland and Eugene, respectively). The Company believes the Winery's unique location along Interstate 5 has resulted in a greater amount of wines sold at the Winery as compared to the Oregon industry standard. Direct sales from the Winery are an important distribution channel and an effective means of product promotion. To increase brand awareness, the Company offers educational Winery tours and product presentations by trained personnel.

The Company holds four major festivals and events at the Winery each year. In addition, open houses are held at the Winery during major holiday weekends such as Memorial Day, Independence Day, Labor Day and Thanksgiving, where barrel tastings and cellar tours are given. Numerous private parties, wedding receptions, political and other events are also held at the Winery. Finally, the Company participates in many wine and food festivals throughout Oregon. Each of these events results in direct sales of the Company's wines and promotion of its label to event attendees.

Direct sales are profitable because the Company is able to sell its wine directly to consumers at retail prices rather than to distributors or retailers at wholesale prices. Sales made directly to consumers at retail prices result in an increased profit margin equal to the difference between retail prices and distributor or wholesale prices, as the case may be. For 2002, direct sales make up approximately 28% of the Company's revenue.

Self-Distribution. The Company has established a self-distribution system to sell its wines to restaurant and retail accounts located in Oregon. Eighteen sales representatives, who market the Company's wine exclusively, take wine orders and make deliveries on a commission-only basis, currently carry out the self-distribution program. Company provided trucks and delivery drivers support a few of these sales representatives. The Company believes this program of self-representation and delivery has allowed its relatively new wines to gain a strong presence in the Oregon market with over 1,000 restaurant and retail accounts established as of December 31, 2002. The Company further believes that the location of its Winery along Interstate 5 facilitates self-distribution throughout the entire Willamette Valley, where approximately 70% of Oregon's population resides.

The Company has expended significant resources to establish its self-distribution system. The system initially focused on distribution in the Willamette Valley, but then expanded to the Oregon coast, and then into southern Oregon. For 2002, approximately 42% of the Company's net revenues were attributable to self-distribution.

Distributors and Wine Brokers. The Company uses both independent distributors and wine brokers primarily to market the Company's wines in specific targeted areas where self-distribution is not feasible. Only those distributors and wine brokers who have demonstrated knowledge of and a proven ability to market premium, super premium, and ultra premium wines are utilized.

Shareholders. As a public company, the Company has a unique marketing opportunity available to only a few of its competitors. The Company has approximately 3,100 shareholders of record, which represents approximately 5,000 wine consumers since family members hold many shares jointly. The Company's shareholders, as a group, purchase a significant portion of the Company's cork-finished wines directly from the Winery.

Tourists. Oregon wineries are experiencing an increase in on-site visits by consumers. In California, visiting wineries is a very popular leisure time activity. Napa Valley is one of California's largest tourist attractions with over 3.4 million visitors in 2001. Wineries in Washington are also experiencing strong interest from tourists. Chateau Ste. Michelle, located near Woodinville, Washington, attracts approximately 200,000 visitors per year.

The Winery is located less than one mile from The Enchanted Forest, a gingerbread village/forest theme park that, in 2002, was Oregon's twentieth most visited tourist attraction. The Enchanted Forest, which operates from March 15 to September 30 each year, attracts approximately 130,000 paying visitors per year. Adjacent to the Enchanted Forest is the Thrillville Amusement Park and the Forest Glen Recreational Vehicle Park, which contains approximately 110 overnight recreational vehicle sites. Many of the visitors to the Enchanted Forest and RV Park visit the Winery. More importantly, the Company believes its convenient location, adjacent to Interstate 5, enables the Winery to attract a significant number of visitors.

Competition
The wine industry is highly competitive. In a broad sense, wines may be considered to compete with all alcoholic and nonalcoholic beverages. Within the wine industry, the Company believes that its principal competitors include wineries in Oregon, California and Washington, which, like the Company, produce premium, super premium, and ultra premium wines. Wine production in the United States is dominated by large California wineries that have significantly greater financial, production, distribution and marketing resources than the Company. Currently, no Oregon winery dominates the Oregon wine market. Several Oregon wineries, however, are older and better established and have greater label recognition than the Company.

The Company believes that the principal competitive factors in the premium, super premium, and ultra premium segment of the wine industry are product quality, price, label recognition, and product supply. The Company believes it competes favorably with respect to each of these factors. The Company has received good reviews in tastings of its wines and believes its prices are competitive with other Oregon wineries. Large production is necessary to satisfy retailers' and restaurants' demand and the Company believes that its current level of production is adequate to meet that demand for the foreseeable future. Furthermore, the Company believes that its ultimate forecasted production level of 298,000 gallons (124,000 cases) per year will give it significant competitive advantages over most Oregon wineries in areas such as marketing, distribution arrangements, grape purchasing, and access to financing. The current production level of most Oregon wineries is generally much smaller than the projected production level of the Company's Winery.

With respect to label recognition, the Company believes that its unique structure as a consumer-owned company will give it a significant advantage in gaining market share in Oregon as well as penetrating other wine markets.

Governmental Regulation of the Wine Industry
The production and sale of wine is subject to extensive regulation by the Federal Bureau of Alcohol, Tobacco and Firearms and the Oregon Liquor Control Commission. The Company is licensed by and meets the bonding requirements of each of these governmental agencies. Sale of the Company's wine is subject to federal alcohol tax; payable at the time wine is removed from the bonded area of the Winery for shipment to customers or for sale in its tasting room. The current federal alcohol tax rate is $1.07 per gallon; however, wineries that produce not more than 250,000 gallons during the calendar year are allowed a graduated tax credit of up to $0.90 per gallon on the first 100,000 gallons of wine (other than sparkling wines) removed from the bonded area during that year. The Company also pays the state of Oregon an excise tax of $0.67 per gallon on all wine sold in Oregon. In addition, all states in which the Company's wines are sold impose varying excise taxes on the sale of alcoholic beverages. As an agricultural processor, the Company is also regulated by the Oregon Department of Agriculture and, as a producer of wastewater, by the Oregon Department of Environmental Quality. The Company has secured all necessary permits to operate its business. The Company estimates that its costs of compliance with federal and state environmental laws is $3,000 per year.

Prompted by growing government budget shortfalls and public reaction against alcohol abuse, Congress and many state legislatures are considering various proposals to impose additional excise taxes on the production and sale of alcoholic beverages, including table wines. Some of the excise tax rates being considered are substantial. The ultimate effects of such legislation, if passed, cannot be assessed accurately since the proposals are still in the discussion stage. Any increase in the taxes imposed on table wines can be expected to have a potentially adverse impact on overall sales of such products. However, the impact may not be proportionate to that experienced by producers of other alcoholic beverages and may not be the same in every state. Recently, there have been national efforts to reduce the legal blood alcohol level to .08 to combat driving under the influence. The Company believes that if such legislation is passed, it may discourage wine consumption in restaurants. Although the .08 rule is in effect in Oregon, the Company's principal sales territory, it has not yet affected local restaurant sales although it is possible that it will on a national level.

Employees
As of December 31, 2002 the Company had 38 full-time employees and 22 part-time employees. In addition, the Company hires additional employees for seasonal work as required. The Company's employees are not represented by any collective bargaining unit. The Company continues to believe it maintains positive relations with its employees.

Additional Information
The Company files quarterly and annual reports with the Securities and Exchange Commission. The public may read and copy any material that the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. As the Company is an electronic filer, filings may be obtained via the SEC website at (www.sec.gov.). Also visit the Company's website (www.wvv.com) for links to stock position and pricing.

Legal Proceedings
There are no material legal proceedings pending to which the Company is a party or to which any of its property is subject, and the Company's management does not know of any such action being contemplated.

Company Strategy
The Company, one of the largest wineries in Oregon, believes its success is dependent upon its ability to: (1) grow and purchase high quality vinifera wine grapes; (2) vinify the grapes into premium, super premium and ultra premium wine; (3) achieve significant brand recognition for its wines, first in Oregon and then nationally and internationally; and (4) effectively distribute and sell its products nationally. The Company's goal is to continue as one of Oregon's largest wineries, and establish a reputation for producing some of Oregon's finest, most sought after wines.

Based upon several highly regarded surveys of the US wine industry, the Company believes that successful wineries exhibit the following four key attributes: (i) focus on production of high-quality premium, super premium and ultra premium varietal wines; (ii) achieve brand positioning that supports high bottle prices for its high quality wines; (iii) build brand recognition by emphasizing restaurant sales; and (iv) development of the strong marketing advantages (such as a highly visible winery location and successful self-distribution).

The Company has designed its strategy to address each of these attributes.

To successfully execute this strategy, the Company has assembled a team of accomplished winemaking professionals, and has constructed and equipped a 22,934 square foot state-of-the-art Winery and a 12,500 square foot outdoor production area for the crushing, pressing and fermentation of wine grapes.

The Company's marketing and selling strategy is to sell its premium, super premium and ultra premium cork finished wine through a combination of (i) direct sales at the Winery, (ii) self-distribution to local and regional restaurants and retail outlets, and (iii) sales through independent distributors and wine brokers who market the Company's wine in specific targeted areas where self-distribution is not economically feasible.

The Company believes the location of its Winery next to Interstate 5, Oregon's major north-south freeway, significantly increases direct sales to consumers and facilitates self-distribution of the Company's products. The Company believes this location provides high visibility for the Winery to passing motorists, thus enhancing recognition of the Company's products in retail outlets and restaurants. The Company's Hospitality Center has further increased the Company's direct sales and enhanced public recognition of its wines.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


The Company's Common Stock is traded on the NASDAQ Small Cap Market under the symbol "WVVI." As of December 31, 2002, there were 3,110 stockholders of record of the Common Stock.

The table below sets forth for the quarters indicated the high and low bids for the Company's Common Stock as reported on the NASDAQ Small Cap Market. The Company's Common Stock began trading publicly on September 13, 1994.

Quarter Ended

           3/31/02       6/30/02       9/30/02         12/31/02
High        $1.94          $1.84         $1.60           $1.77
Low         $1.51          $1.10         $1.18           $1.00

Quarter Ended

           3/31/01       6/30/01       9/30/01         12/31/01
High        $1.75          $2.40         $2.30           $2.30
Low         $1.44          $1.19         $1.80           $1.61

The Company has not paid any dividends on the Common Stock, and it is not anticipated that the Company will pay any dividends in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statement
This Management's discussion and Analysis of Financial Condition and Results of Operation and other sections of this Form 10KSB contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, for example, statements regarding general market trends, predictions regarding growth and other future trends in the Oregon wine industry, expected availability of adequate grape supplies, expected positive impact of the Company's Hospitality Center on direct sales effort, expected positive impacts on future operating results from restructuring efforts, expected increases in future sales, expected improvements in gross margin. These forward-looking statements involve risks and uncertainties that are based on current expectations, estimates and projections about the Company's business, and beliefs and assumptions made by management. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions, and other risks detailed below as well as those discussed elsewhere in this Form 10KSB and from time to time in the Company's Securities and Exchange Commission filing and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions.

Critical  Accounting Policies:
Management's Discussion and Analysis of Financial Condition and Results of Operations discusses Willamette Valley Vineyards' consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. As such, management is required to make certain estimates, judgments and assumptions that are believed to be reasonable based upon the information available. On an on-going basis, management evaluates its estimates and judgments, including those related to product returns, bad debts, inventories, investments, income taxes, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company's principal sources of revenue are derived from sales and distribution of wine. Revenue is recognized from wine sales at the time of shipment and passage of title. Our payment arrangements with customers provide primarily 30 day terms and, to a limited extent, 60, 90 or 120 day terms. Shipping and handling costs are included in general and administrative expenses.

The Company values inventories at the lower of actual cost to produce the inventory or market value. We regularly review inventory quantities on hand and adjust our production requirements for the next twelve months based on estimated forecasts of product demand. A significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand. In the future, if our inventory cost is determined to be greater than the net realizable value of the inventory upon sale, we would be required to recognize such excess costs in our cost of goods sold at the time of such determination. Therefore, although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand could have a significant impact on the ultimate selling price and, therefore, the carrying value of our inventory and our reported operating results.

We capitalize internal vineyard development costs subsequent to the developing vineyard land becoming fully productive. These costs consist primarily of the costs of the vines and expenditures related to labor and materials to prepare the land and construct vine trellises. Amortization of such costs as annual crop costs is done on a straight-line basis for the estimated economic useful life of the vineyard, which is estimated to be 30 years. The Company regularly evaluates the recoverability of capitalized costs.

In connection with its ongoing transition to a national network of affiliated distributors, the Company has entered into an agreement with fourteen affiliated distributors under which the Company's products are distributed in certain states. As part of that agreement, the distributors paid the company $1,500,000 for a base amount of bottled wine to be retained by the Company, which was not recorded as a sale. The Company recorded a Distributor Obligation liability to recognize the future obligation of the Company to deliver the wine to the distributors, and recorded the wine as an asset at cost. The Company will hold the base amount of $1,500,000 of wine until 2006, when the balance will be depleted on a straight-line basis until 2010. Also as part of that agreement, the Company has agreed to pay the distributors incentive compensation if certain sales goals are met over the next five years. The incentive compensation will be paid only in the event of a transaction in excess of $12 million in value in which either the Company sells all or substantially all of its assets or a merger, sale of stock, or other similar transaction occurs, the result of which is that the Company's current shareholders do not own at least a majority of the outstanding shares of capital stock of the surviving entity. Assuming the $12 million threshold is met and the distributors meet certain sales goals, the distributors will be entitled to incentive compensation equal to 20% of the total proceeds from the sale or transaction and up to 17.5% of the difference between the transaction value and approximately $8.5 million.

OVERVIEW

RESULTS OF OPERATIONS

The Company's net income is primarily a result of increased gross margins from the sale of wines that have lower production costs. Under the Company's costing procedures, wines prior to bottling accumulate cost from production expenses and depreciation until they are bottled. The wines made from the large crush of 2001 had a lower per unit cost due to the cost spreading of this higher volume. Since the Company intends to reduce production volumes to reduce bottled wine inventories, per unit production costs will increase in the future, reducing gross margins and net income per case sold. Management expects to adjust to these higher per unit costs by reducing to the extent advisable production costs and increasing sales efforts.

By itself, the reduction in gross revenues from $7,030,791 in 2001 to $5,989,456 in 2002 can be misleading. Depletions of wine through the Company's independent sales force directly to retail licensees and from the Company's distributors to their customers actually increased in 2002, 3% and 20% respectively. The primary reason for the reduction in gross sales in 2002 compared to 2001 was that in 2001 the Company's leading network of distributors acquired a substantial amount of wine, which was held in their inventory and sold in 2002. This network of distributors alone acquired $769,925 less in wine in 2002 compared with 2001. At the same time this distributor network increased its sales to the networks customers by 47% in 2002. We expect that these distributors will purchase more wine from the Company in 2003 because of the substantial depletion in their inventories in 2002.

The large 2001 crop harvested throughout Oregon created an over-supply of bulk wine that negatively affected Company bulk wine sales in 2002. These sales have historically been made to reduce low demand, lesser quality wine inventories and were priced to recover costs rather than serve as an integral part of a profit-making endeavor. The Company has reduced production volumes and anticipates little need to sell bulk wines in the future.

The Company reduced its sales expense by relying principally upon the CEO, who traveled to 26 out-of-state markets during 2002 making sales presentations to distributor sales forces and directly to retail licensees.

In 2002, the Retail and Oregon Wholesale (Self-distribution) Departments showed increases in net profit contribution, after direct departmental expenses, of 36% and 12%, respectively, from the previous year. The FOB (out-of-state) Distributor Sales Department showed a decline of 20% due to the lower sales to the Company's largest distributor network.

Management is planning to reduce wine inventories and its accompanying credit line requirements by reducing the 2003 and 2004 crush volumes from historic highs and focus its production operations by reducing the number of products to those that most contribute to the reputation of its core brand and product, Willamette Valley Vineyards vintage Pinot noir and the Company's earnings and sales growth.

The Company is increasing its representation of brands other than its own through its Oregon sales force. This distribution enterprise is called Bacchus Fine Wines and is led by a new General Sales Manager who has successful experience in managing a wine marketing and sales force. The Company expects to increase its inventories of these wines, which will place additional demands on the use of cash. The Company is protecting the loyalty and focus of its sales force by limiting representation of only Oregon brands the Company owns and out-of-state brands which fill other product needs of retail licensees the Company does not produce. The Company is engaging in this strategy to provide more value to its retail licensees, improve sales management and representation and increase profits.

Wine Quality
The Company's wine ratings are among the highest given to Oregon produced wines. By focusing on expanding vineyard plantings at Tualatin Estate over the last several years, the Company has greatly enhanced control over producing high quality fruit in that unique microclimate.

Plantings of the new French Pinot noir clones (113, 114, 115, 667 & 777) on selected resistant rootstock have accelerated ripening and improved flavor attributes. The Company now has 55 acres of young, closely spaced Pinot noir vines, including these new clones on computer controlled drip irrigation at the Forest Grove vineyard, and 8 acres of 667 & 777 clones on self-rooted, grafted vines at the Turner vineyard. The management believes this investment will begin to be realized as these vines mature and their fruit find there way into the market through the distribution of Willamette Valley Vineyards Pinot noir. The Tualatin Estate Pinot noir is made from a small, designated block of 25-year-old Pommard clone vines and a designated block in the new French clone planting.

As noted below, the following publications review wines according to the testing procedures described.

WINE SPECTATOR
The Wine Spectator is one of the most popular magazines for wine connoisseurs. It is a monthly magazine with thorough reports on wineries, restaurants and travel, along with a highly reputable wine rating system. The wine writers are among the most experienced and knowledgeable and their goals are to cover every aspect of wine, from buying to tasting, with descriptions of different varietals and wine-growing regions.
Their wine rating system is as follows:
95-100: Classic
90-94: Outstanding
85-89: Very good
80-84: Good
70-79: Average
Below 70: Below Average

WINE ENTHUSIAST
As the fastest growing wine publication in the world today, Wine Enthusiast's mission is to promote the wine "lifestyle" and to educate its readers on how to buy, taste, and appreciate wine. It is also a catalog, which sells anything related to wine, from cellars to cork screws. They provide and in-depth wine descriptions and a reputable rating scale. Within their rating system, they note their "Best Buys", which incorporates both price and taste, to ensure the best value. Both wine novices and experience connoisseurs enjoy and respect this monthly publication.
Rating system:
96-100: Classic, Highest Recommendation
90-95: Superb, Highly Recommended
85-89: Very good, Recommended
There are over 100,000 paid subscriptions to Wine Enthusiast today.

BEVERAGE TESTING INSTITUTE
This is a journal strictly for wine ratings. They have a very technical rating system and numerous tasters are involved in one score. First they start with a 4-point scale:
1) <80: Not recommended (self-explanatory)
2) 80-84: Recommended (sound, commercial)
3) 85-89: Highly recommended (very good)
4) 90+: Potentially outstanding

All wines given a 4 are reviewed again and rated on the following scale:
88-89: Very good, but not outstanding
90-92: Excellent, a wine of distinction
93-95: Outstanding, short of world class
96-100: World-class, unparalleled

The ratings are designed to depict the general quality of the wines, considering color, ageability, and intensity. All tastings are blind and the reviews are published bimonthly.

THE VINE
The Vine is the world's leading independent wine magazine. Written out of London, England, author Clive Coates was a wine executive for 20 years before becoming an author and winning awards including Wine Writer of the Year. He as written for nearly all major wine publications and wine books, which are considered "classics". The Vine concentrates on fine wines only and is written from personal tasting experience. Coates focuses on many aspects of wine, such as when to buy and consume, and tasting comparisons. He rates wines from 1 to 20, 20 being a perfect score:
14 - Average
15 - Good
16 - Very Good
17.5 - A fine one
18 and up - Grande Annee

Please note the following list of some of the Company's wines that are currently in distribution:

Willamette Valley Vineyards

Red Wines
1996 Signature Cuvee Pinot Noir           #1 out of 57 rated Oregon Pinots -
                                             The Vine

1998 Signature Cuvee Pinot Noir           93 points, Top 100 - Wine Enthusiast

1999 Estate Vineyard Pinot Noir           92 points - Beverage Tasting
                                             Institute
                                          Top 10 out of 76 rated Oregon Pinots
                                             - The Vine

1998 O'Connor Vineyard Pinot Noir         91 points - Wine Enthusiast

1998 Freedom Hill Vineyard Pinot Noir     91 points - Wine Enthusiast

1999 Signature Cuvee Pinot Noir           91 points, Cellar Selection - Wine
                                             Enthusiast

1998 Karina Vineyard Pinot Noir           90 points - Wine Spectator

1999 Karina Vineyard Pinot Noir           90 points - Wine Enthusiast

1998 Hoodview Vineyard Pinot Noir         90 points - Wine Spectator
                                          Top 3 out of 83 rated Oregon Pinots
                                             - The Vine

1999 Hoodview Vineyard Pinot Noir         90 points - Wine Spectator

1998 Estate Vineyard Pinot Noir           89 points - Wine Spectator

2000 Whole Cluster Pinot Noir             87 points & Best in Market - Wine
                                             Spectator

2001 Whole Cluster Pinot Noir             87 points & Best Buy - Wine
                                             Enthusiast

White Wines
1998 Estate Vineyard Chardonnay           90 points - Wine Spectator

2000 Founders' Reserve Pinot Gris         88 points - Wine Enthusiast

2000 Pinot Gris                           87 points, Best in Market - Wine
                                             Spectator

2001 Pinot Gris                           87 points - Wine Spectator


Tualatin Estate Vineyards

Red Wines
1999 Pinot Noir                           88 points - Wine Enthusiast
                                          Top 10 out of 76 rated Oregon Pinots
                                             - The Vine
White Wines
1999 Late Harvest Gewurztraminer          91 points - Wine Spectator

2000 Late Harvest Gewurztraminer          88 points - Wine Spectator

1999 Pinot Blanc                          88 points, Best Buy - Wine
                                             Enthusiast

1998 Chardonnay                           87 points - Wine Spectator


Griffin Creek

Red Wines
1996 Merlot                               91 points - Wine Spectator

1997 Merlot                               91 points - Beverage Tasting
                                             Institute

1999 Merlot                               90 points - Wine Spectator

1998 Merlot                               89 points - Wine Spectator

1999 Cabernet Sauvignon                   89 points - Wine Spectator

1999 Pinot Noir                           88 points - Wine Spectator


Sales
Finished wine revenues decreased 11% in 2002 from the previous year. Unit sales decreased 5% from the previous year. Case sales from the Winery decreased from 80,229 in 2001 to 75,840 in 2002. The decrease in case depletions is due to Management's success in reducing low demand white wine inventories in 2000 and early 2001 resulting from long-term grape contracts in prior years, and the sale of higher margin products. The Company's distributors experienced a collective increase of 20% in sales of Company products to their retail customers in 2002. This helped the distributors sell through the substantial volume of wines they acquired in 2001, reducing the amount of wines held in their inventory to be sold in 2003. We expect higher cases sales to the distributors in 2003 because of the depletion in their inventories. Sales expenses decreased $94,417 (19%) due to the restructuring of the sales organization, and focusing on in-market sales efforts, with the prospect of achieving higher average margins on sales over time. In the past, long-term grape contracts caused the Company to incur high costs for lower demand white wines. These contracts expired at the end of 2000. As the Company sells through the remainder of these wines in bulk or as finished case goods, they will reduce average gross margins.

Wine Inventory
The Company has a substantial inventory of '99, '00, '01 and '02 vintage super premium, and ultra premium wines like Vintage Pinot noir, Single Vineyard Designated Pinot noirs, and Griffin Creek Bordeaux and Rhone varietals. Total finished wine inventory increased to 133,369 cases in 2002 from 99,146 the previous year due to the decrease in case sales from the winery, and the building of inventory items not released until later years.
We expect to see this trend of increasing inventories to level off, or perhaps slightly decline in 2003. There are many factors that will affect the Company's successful marketing of these wines, including whether the wines maintain their quality through the time they are sold and consumed, whether consumers will continue to enjoy these varieties and to be willing to pay higher prices for these wines, whether increased supply of these types of wines from the Company and other sources will put downward pressure on prices, as well as other factors, many of which management cannot control. In addition, factors that affect the Company's ability to operate profitably and implement the sales and marketing strategy may affect the successful marketing of these wines. Management believes if these factors are successfully addressed, the Company can profitably market these wines.

Seasonal and Quarterly Results.
The Company has historically experienced and expects to continue experiencing seasonal fluctuations in its revenues and net income. In the past, the Company has reported a net loss during its first quarter and expects this trend to continue in future first quarters, including the first quarter of 2003. Sales volumes increase progressively beginning in the second quarter through the fourth quarter because of consumer buying habits.

The following table sets forth certain information regarding the Company's revenues, excluding excise taxes, from Winery operations for each of the last eight fiscal quarters:

              Fiscal 2002 Quarter Ended  Fiscal 2001 Quarter Ended
                     (in thousands)          (in thousands)
                3/31  6/30  9/30  12/31  3/31  6/30  9/30  12/31
Tasting room and
retail sales    $340  $383  $411   $432  $224  $314  $406   $465
On-site and off-site
festivals         46    33    46     19    50    49    51     56
In-state sales   540   579   617    879   620   597   646    804
Bulk/Grape sales   -    28     -      2   210    13   122      8
Out-of-state
sales            368   389   490    578   628   586   742    640
Total winery
revenues       1,294 1,412 1,564  1,910 1,732 1,559 1,967  1,973


Period-to-Period Comparisons

Revenue. The following table sets forth, for the periods indicated, select revenue data from Company operations:

Year Ended December 31
(in thousands)
                                    2002        2001        2000
Tasting room and retail sales     $1,566      $1,409       $ 938
On-site and off-site festivals       144         206         450
In-state sales                     2,615       2,667       2,899
Bulk /Grape Sales                     30         353         263
Out-of-state sales                 1,825       2,596       2,405
Revenues from winery operations   $6,180      $7,231      $6,955

Less Excise Taxes                    191         200         238

Net  Revenue                      $5,989      $7,031      $6,717

2002 Compared to 2001

Tasting room sales for the year ended December 31, 2002 increased 11% to $1,566,349 from $1,408,955 for the same period in 2001. In 2000, telephone and mail order sales were part of the on-site and off-site festivals category, in 2001 and 2002 they are accounted for in the tasting room and retail sales category. The Company experienced a decrease in revenue during 2002 in on-site and off-site festivals revenue of $143,887 over $206,187 in the same period in 2001. This decrease is due primarily to the continuing focus away from on-site and off-site events, and towards telephone, mail order and retail sales. Telephone and mail order sales for the year ended December 31, 2002 increased 13% to $398,360 from $353,210 for the same period in 2001. By offering higher quality wines in the tasting room and discontinuing events with low net returns, the net contribution, after direct departmental expenses, from the Retail Department increased by $131,963 in 2002, an improvement of over 36%. The focus on telephone, mail order and retail sales will continue with the goal of expanding the customer base and continuing the trend of increasing profit contribution by the retail department.

Wholesale sales in the state of Oregon for the year ended December 31, 2002, through the Company's independent sales force and through direct sales from the winery, decreased 2% to $2,615,018 from $2,666,883 for the same period in 2001. Large chain retailers dominate Oregon's retail wine environment.
For example, one large retailer remains the largest in-state customer of the Company. The sales to this retailer were $343,876 in 2002, down from $452,652 in 2001. This sales decline was due to a change in the product mix sold in the retailer starting in 2001, due to an unusual frost during the spring of 2000, the 2000 Riesling harvest was very small, which resulted in a shortage of Riesling to sell at high volumes through this retailer. Once the Company lost the placement in the retailer, the Company focused on the placement of other varieties in an attempt to regain the higher sales volumes of the prior years. This change has resulted in declining gross sales but improved margins, and the Company plans to continue to focus on the retailer in order to improve sales. The slight decline in sales for 2002 was offset by the decrease in the cost of goods sold, resulting in an increased net contribution, after direct expenses, from the In-state Self Distribution Department of $74,067, an increase of over 12%.

Out-of-state sales for the year ended December 31, 2002, decreased 30% to $1,825,501 from $2,595,426 for the same period in 2001. The Pinot noir variety led sales in 2002. Lower sales produced a decrease in the net contribution of $157,815 from the FOB Department, a decrease of 20% from the prior year.

The Company contracted in early 1997 on a long-term basis for more grapes than needed to meet the Company's then current sales forecasts. The Company subsequently reduced its sales forecasts but had already committed to acquiring the grapes. The Company sold some of its own grapes and some of its contracted grapes for $465,030 in 1997, $454,281 in 1998, $22,000 in
1999, $18,526 in 2000, and $13,628 in 2001. These long-term grape contracts expired at the end of 2000. What the Company couldn't sell as grapes was produced as bulk wine. In 2002, the Company's bulk wine sales totaled $30,026, and bulk wine costs totaled $28,405. The only remaining wine grape production that exceeds sales plans is Chardonnay from the leased O'Connor Vineyard and the purchased Tualatin Vineyard. The significance of this imbalance between fruit and sales forecasts is now reduced to approximately 1,500 cases of Chardonnay, annually because the Company removed approximately
6.5 acres of Chardonnay from the Tualatin Estate Vineyard. This imbalance is expected to continue until the end of the O'Connor Vineyard lease agreement, or until the Company can allocate the resources to replant or graft-over the remaining Tualatin grapes to Pinot noir. The excess inventory created by this imbalance will be sold through normal channels with increased sales allowances to speed distributor case sales. These sales allowances will cause small decreases in gross profit margins until the Company can overcome the imbalance.

The total excise taxes collected in 2002 were $191,325 as compared to $200,078 in 2001. Sales data in the discussion above is quoted before the exclusion of excise taxes.

As a percentage of net revenue (i.e., gross sales less related excise taxes), gross margin for all winery operations was 54% for fiscal year 2002 as compared to 49% for 2001. The sales of bulk wine at a loss and grapes at harvest at a slim margin reduced the gross margin in 2001. After adjusting for these sales, the gross margin would be 54% in 2002 compared to 50% in 2001. The cost of sales decreased in 2002 for many varieties, though the average sales price did not change. The Company has seen significant decreases in the cost of production as a result of the highly successful 2001 crush. As the Company sells through products from this vintage, the cost of goods will result in improved margins. The Company has taken several steps to emulate the low cost of the 2001 vintage products including purchasing fewer grapes, and purchasing the fruit from lower cost growers. Also, the Company plans to provide custom crush services to help offset the fixed costs of production by increasing the tonnage of grapes crushed without increasing the Company's inventory.

Selling, general, and administrative expenses for the year ended December 31, 2002, decreased approximately 10% to $2,685,023 compared to $2,978,799 for the same period in 2001. During 2002 the Company disposed of approximately
6.5 acres of unproductive vines at the Tualatin Estate Vineyard and recorded an expense of $35,465 included in selling, general and administrative expenses. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 45% in 2002 as compared to 42% in 2001. The largest part of the decrease in expenses in 2002 over 2001 was decreased expenses related to out-of-state sales and tight restrictions on all aspects of spending due to the lack of a line of credit.

Other income for the year ended December 31, 2002 was $30,678 as compared to $58,539 for the year ended December 31, 2001. Interest income decreased to $4,469 in fiscal year 2002 from $4,811 in fiscal year 2001. Interest expense decreased to $357,444 in fiscal year 2002 from $441,629 in fiscal year 2001.

The provision for income taxes and the Company's effective tax rate were $90,837 and 40% of pre-tax income in fiscal year 2002 with $54,015 or 48% of pre-tax income recorded for fiscal year 2001.

As a result of the above factors, net income increased to $136,475 in fiscal 2002 from $58,845 for fiscal year of 2001. Earnings per share were $.03, $.01, and $.00, in fiscal years 2002, 2001, and 2000, respectively.

2001 Compared to 2000

Tasting room sales for the year ended December 31, 2001 increased 50% to $1,408,955 from $938,303 for the same period in 2000. In 2000, telephone and mail order sales were part of the on-site and off-site festivals category, in 2001 they are accounted for in the tasting room and retail sales category.
By adjusting for this difference, the tasting room sales for 2001 increased 13% for the same period in 2000. The Company experienced a decrease in revenue during 2001 in on-site and off-site festivals revenue of $206,187 over $449,558 in the same period in 2000. By adjusting for the difference in the handling of telephone and mail order sales, the on-site and off-site festivals revenue for 2001 decreased 38% from $330,142 for the same period in 2000. This decrease is due primarily to the continuing focus away from on-site and off-site events, and towards telephone, mail order and retail sales. Telephone and mail order sales for the year ended December 31, 2001 increased 196% to $353,210 from $119,416 for the same period in 2000. By offering higher quality wines in the tasting room and discontinuing events with low net returns, the net contribution, after direct departmental expenses, from the Retail Department increased by $8,390 in 2001, an improvement of over 2%. The focus on telephone, mail order and retail sales will continue with the goal of expanding the customer base and continuing the trend of increasing profit contribution by the retail department.

Wholesale sales in the state of Oregon for the year ended December 31, 2001, through the Company's independent sales force and through direct sales from the winery, decreased 8% to $2,666,883 from $2,898,870 for the same period in 2000. Large chain retailers dominate Oregon's retail wine environment. For example, one large retailer remains the largest in-state customer of the Company. The sales to this retailer were $452,652 in 2001, down from $979,755 in 2000. This sales decline was due to a harvest shortage of Riesling faced by the Company due to an unusual frost during the spring of 2000. With a very successful 2001 harvest, the Company is refocusing sales efforts on this customer in an attempt to regain the higher sales volumes of the prior year. The net contribution, after direct expenses, from the In-state Self Distribution Department decreased by $15,575, a decrease of 2%.

Out-of-state sales for the year ended December 31, 2001, increased 8% to $2,595,426 from $2,404,863 for the same period in 2000. The Pinot noir variety led sales in 2001. Higher sales and gross margin produced an increase in the net contribution of $43,528 from the FOB Department, an increase of 6% from the prior year.

The Company contracted in early 1997 on a long-term basis for more grapes than needed to meet the Company's then current sales forecasts. The Company subsequently reduced its sales forecasts but had already committed to acquiring the grapes. The Company sold some of its own grapes and some of its contracted grapes for $465,030 in 1997, $454,281 in 1998, $22,000 in 1999,
and $18,526 in 2000.  It sold $13,628 of grapes under contract in 2001.
These long-term grape contracts expired at the end of 2000. What the Company couldn't sell as grapes was produced as bulk wine. In 2001, the Company's bulk wine sales totaled $332,165, and bulk wine costs totaled $295,101. The Company was also forced to write off $19,305 in 2001 due to a bankruptcy filing by a California bulk wine customer to which extended terms were granted. The only remaining wine grape production that exceeds sales plans is Chardonnay from the leased O'Connor Vineyard and the purchased Tualatin Vineyard. The significance of this imbalance between fruit and sales forecasts is now reduced to approximately 1,500 cases of Chardonnay, annually because the Company began removing 6.9 acres of Chardonnay from the Tualatin Estate Vineyard. This imbalance is expected to continue until the end of the O'Connor Vineyard lease agreement, or until the Company can allocate the resources to replant or graft-over the remaining Tualatin grapes to Pinot noir. The excess inventory created by this imbalance will be sold through normal channels with increased sales allowances to speed distributor case sales. These sales allowances will cause small decreases in gross profit margins until the Company can overcome the imbalance.

The total excise taxes collected in 2001 were $200,078 as compared to $238,072 in 2000. Sales data in the discussion above is quoted before the exclusion of excise taxes.

As a percentage of net revenue (i.e., gross sales less related excise taxes), gross margin for all winery operations was 49% for fiscal year 2001 as compared to 47% for 2000. The sales of bulk wine at a loss and grapes at harvest at a slim margin reduced the gross margin in 2001. After adjusting for these sales, the gross margin would be 50% in 2001 compared to 51% in 2000. The sales price increased in 2001 for many varieties, though the average sales price did not increase proportionally due to the sale of low demand inventory at significant reductions from frontline pricing to alleviate excess inventories. The Company has seen significant increases in the cost of grapes, packaging and labor cost in the past several years. The Company has taken several steps to decrease all of these costs, and plans to see stabilization during the next several years.

Selling, general, and administrative expenses for the year ended December 31, 2001, increased approximately 7.3% to $2,978,799 compared to $2,775,782 for the same period in 2000. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 42% in 2001 as compared to 41% in 2000. The largest part of the increase in expenses in 2001 over 2000 was increased expenses related to out-of-state sales and increases in professional accounting fees related to the annual audit.

Other income for the year ended December 31, 2001 was $58,539 as compared to $169,305 for the year ended December 31, 2000. Interest income increased to $4,811 in fiscal year 2001 from $3,894 in fiscal year 2000. Interest expense decreased to $441,629 in fiscal year 2001 from $547,216 in fiscal year 2000.

The provision for income taxes and the Company's effective tax rate were $54,015 and 48% of pre-tax income in fiscal year 2001 with $19,595 or 57% of pre-tax income recorded for fiscal year 2000.

As a result of the above factors, net income increased to $58,845 in fiscal 2001 from $15,062 for fiscal year of 2000. Earnings/(loss) per share were $.01, $.00, and $(.02), in fiscal years 2001, 2000, and 1999, respectively.

Liquidity and Capital Resources

Prior to April 1990 when it sold its first wine, the Company's working capital and Vineyard development and Winery construction costs were principally funded by cash contributed by James Bernau and Donald Voorhies, the Company's co-founders, and by $1,301,354 in net proceeds received from the Company's first public stock offering, which began in September 1988 and was completed in June 1989 with the sale of 882,352 shares of common stock at a price of $1.70 per share.

Since April 1990, the Company has operated on revenues from the sale of its wine and related products and the net proceeds from three additional stock offerings. The Company's second public stock offering began in July 1990 and was completed in July 1991 with the sale of 731,234 shares at prices of $2.65 and $2.72 per share exclusively to Oregon residents, resulting in net proceeds to the Company of $1,647,233.

In 1992, the Company conducted two public stock offerings. The Company commenced an offering on July 18, 1992 that was completed on September 30, 1992, with the sale of 428,216 shares of Common Stock at a price of $3.42 per share and net proceeds to the Company of $1,290,364. On October 2, 1992, as a result of the over-subscription of the first offering in 1992, the Company commenced another offering of Common stock which was completed on October 31, 1992 with the sale of 258,309 shares at a price of $3.42 per share, resulting in net proceeds to the Company of $775,726.

Cash and cash equivalents increased to $632,183 at December 31, 2002 from $504,510 at December 31, 2001.

Inventories increased 9% as of December 31, 2002, to $7,550,291 from the December 31, 2001 level of $6,905,865. As the Company moves through the significant 2001 vintage products, the inventory should begin to decline and come into balance with sales.

Property, plant, and equipment, net, decreased 11% as of December 31, 2002, to $5,046,893 from $5,652,607 as of December 31, 2001.

The Company has a line of credit from GE Commercial Distribution Finance Corporation, formerly known as Deutsche Financial Services Corporation, which provides for maximum borrowings of $2,700,000.00 for operations. The agreement calls for an interest rate equal to the Prime Rate plus eighty one hundredths of one percent (0.80%) per year. The agreement also contains, among other things, certain restrictive financial covenants with respect to total equity, debt-to-equity and debt coverage. The borrowings are collateralized by the bulk and case goods inventory, and the proceeds from the sales thereof, as well as a second lien against the Turner, OR property. The agreement replaced the existing $1,500,000.00 line of credit the Company had with Northwest Farm Credit Services. As of December 31, 2002 the outstanding balance of the GE Commercial Distribution Finance line was $2,050,171 as compared to $1,352,500 for the Northwest Farm Credit Services line in 2001. The outstanding balance of the GE Commercial Distribution Finance line as of December 31, 2002 was offset by a $197,178 depository cash balance in a depository cash account maintained by the Company in the name of GE Commercial Distribution Finance.

The Company's ability to fund operations and obtain financing on the line of credit facility could be impaired due to a variety of factors including unanticipated capital expenditures, fluctuations in operating results, financing activities and inventory management. To the extent any one of these factors causes the Company to be unable to fund its operations or borrow on all or part of the line of credit, the Company could be forced to seek and obtain alternative financing in the form of debt or equity. There can be no assurance that the Company would be successful in obtaining alternative financing on favorable terms, or at all. The Company's failure to obtain such financing or to obtain such financing on favorable terms could have a material adverse effect on the Company s business, financial condition and results of operations. However, management believes existing cash and cash flow from operations, combined with the Company's $2,700,000 line of credit facility will be sufficient to satisfy all debt service obligations and fund the Company's operating needs and capital expenditures through 2003.

Long-term debt decreased to $3,182,349 as of December 31, 2002, from $3,426,680 as of December 31, 2001. The Company has a loan agreement with Farm Credit Services that contains certain restrictive financial covenants, which require the Company to maintain certain financial ratios and balances. At December 31, 2002, the Company was not in compliance with 1 of 5 debt covenants, but has obtained a waiver letter from Farm Credit Services. The Company was in noncompliance with the debt covenant requiring a debt to equity ratio of not greater than 1.1 to 1.

The Company's contractual obligations as of December 31, 2002, including long-term debt, grape payables, commitments for future payments under non-cancelable lease arrangements, and commitments for future payments under the Distributor Obligation, are summarized below:

                                     Payments Due by Period
                   __________________________________________________________
                      Total    Less than   1-3 years   4-5 years     After 5
                                 1 year                               years
                   __________  __________  __________  __________  __________

Long-term debt and
 capital lease
 obligations      $ 3,182,349 $   237,838 $   542,624 $   606,043 $ 1,795,844
Grape Payables        870,058     341,555     200,000     200,000     128,503
Operating Leases    2,881,065     197,872     405,092     343,806   1,934,295
Distributor
 Obligation         1,500,000           -           -     600,000     900,000
                   __________  __________  __________  __________  __________
Total Contractual
 Obligations      $ 8,433,472 $   777,265 $ 1,147,716 $ 1,749,849 $ 4,758,642
                   ==========  ==========  ==========  ==========  ==========



                            Amount of Commitment Expiration Per Period
                   __________________________________________________________
                      Total    Less than   1-3 years   4-5 years     After 5
                                 1 year                               years
                   __________  __________  __________  __________  __________

Operating Line
 of credit        $ 2,050,171 $         - $ 2,050,171 $         - $         -
                   __________  __________  __________  __________  __________
Total Commercial
 Commitments      $ 2,050,171 $         - $ 2,050,171 $         - $         -
                   ==========  ==========  ==========  ==========  ==========


FINANCIAL HIGHLIGHTS
(in thousands, except for per share amounts)

Year ended December 31,
    2002   2001   2000   1999   1998   1997   1996   1995   1994   1993   1992

Revenue from winery operations
  $5,989 $7,031 $6,717 $5,914 $6,132 $5,714 $4,235 $3,638 $2,869 $2,264 $1,818

Net Income (loss)
     136     59     15    (92)   (72)    68    170      6    170    116     19

Net Income(loss)per share
    0.03   0.01   0.00  (0.02) (0.02)  0.02   0.05   0.00   0.04   0.03   0.01

Weighted average number
 of common shares outstanding
   4,469  4,465  4,254  4,253  4,233  4,106  3,785  3,785  3,785  3,784  3,350

As of December 31,
    2002   2001   2000   1999   1998   1997   1996   1995   1994   1993   1992

Selected balance sheet data:
Working capital
  $5,043 $5,085 $3,159 $3,115 $2,515 $2,471 $2,696 $1,981 $1,661 $2,333 $2,472

Total assets
  16,547 16,673 15,798 15,026 14,391 13,946 10,264  8,340  6,881  6,677  6,076

Long-term debt
   2,945  3,184  3,628  3,797  4,293  4,044  3,170  2,008    889    910    440

Shareholders' equity
   7,528  7,379  6,995  6,978  7,035  7,105  5,628  5,458  5,451  5,278  5,180



Willamette Valley
Vineyards, Inc.
Report and Financial Statements
For the Years Ended December 31, 2002, 2001 and 2000.








Willamette Valley Vineyards, Inc.
Index to Financial Statements


Report of Independent Accountants .................................... F-1

Balance Sheets ....................................................... F-2

Statements of Operations ............................................. F-3

Statements of Shareholders' Equity.................................... F-4

Statements of Cash Flows.............................................. F-5

Notes to Financial Statements ........................................ F-6







                     Report of Independent Accountants

To the Board of Directors and Shareholders of Willamette Valley Vineyards, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Willamette Valley Vineyards, Inc. at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Portland, Oregon
March 25, 2003






                                     F-1




Willamette Valley Vineyards, Inc.
Balance Sheets
December 31, 2002 and 2001


                                                  2002          2001

         ASSETS
Current assets:
  Cash and cash equivalents                  $    632,183  $    504,510
  Accounts receivable, net (Note 2)               519,861       746,678
  Inventories (Note 3)                          7,550,291     6,905,865
  Prepaid expenses and other current assets        47,908        87,512
  Deferred income taxes (Note 9)                  148,212       146,054
                                               -----------   -----------
    Total current assets                        8,898,455     8,390,619

Vineyard development costs, net (Note 1)        1,707,274     1,697,452
Inventory (Notes 3 and 12)                        520,408       584,925
Property and equipment, net (Notes 1 and 4)     5,046,893     5,652,067
Note receivable (Note 10)                          61,948        77,378
Debt issuance costs                                73,628        64,910
Other assets                                      238,647       205,884
                                               -----------   -----------
                                             $ 16,547,253  $ 16,673,235
                                               ___________   ___________

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit (Note 5)                    $  2,050,171  $  1,352,500
  Current portion of long-term debt and
    capital lease obligations (Note 6)            237,838       242,649
  Accounts payable                                371,253     1,002,501
  Accrued commissions and payroll costs           214,029       138,486
  Income taxes payable                            111,837        17,969
  Grape payables                                  870,058     1,136,487
                                               -----------   -----------
    Total current liabilities                   3,855,186     3,890,592

Long-term debt and capital lease
  obligations (Note 6)                          2,944,511     3,184,031
Distributor obligation (Note 12)                1,500,000     1,500,000
Deferred rent liability                            86,203        60,392
Deferred gain (Note 11)                           424,727       449,711
Deferred income taxes (Note 9)                    209,095       209,968
                                               -----------   -----------
Total liabilities                               9,019,722     9,294,694
                                               -----------   -----------
Commitments and contingencies (Note 11)

Shareholders' equity (Notes 7 and 8):
  Common stock, no par value - 10,000,000
    shares authorized, 4,469,444 and
    4,464,981 shares issued and
    outstanding at December 31, 2002
    and 2001, respectively                      7,155,162     7,142,647
  Retained earnings                               372,369       235,894
                                               -----------   -----------
Total shareholders' equity                      7,527,531     7,378,541
                                               -----------   -----------
                                             $ 16,547,253  $ 16,673,235
                                               ___________   ___________


    The accompanying notes are an integral part of the financial statements.
                                     F-2



Willamette Valley Vineyards, Inc.
Statements of Operations
For the Years Ended December 31, 2002, 2001 and 2000


                                            2002         2001         2000

Net revenues                            $ 5,989,456  $ 7,030,791  $ 6,716,857
Cost of goods sold                        2,754,824    3,560,853    3,532,401
                                        ------------ ------------ ------------
    Gross margin                          3,234,632    3,469,938    3,184,456

Selling, general and
  administrative expenses                 2,685,023    2,978,799    2,775,782
                                        ------------ ------------ ------------
    Income from operations                  549,609      491,139      408,674
                                        ------------ ------------ ------------
Other income (expenses):
  Interest income                             4,469        4,811        3,894
  Interest expense                         (357,444)    (441,629)    (547,216)
  Other income                               30,678       58,539      169,305
                                        ------------ ------------ ------------
                                           (322,297)    (378 279)    (374,017)
                                        ------------ ------------ ------------

    Income before income taxes              227,312      112,860       34,657

Income tax provision (Note 9)                90,837       54,015       19,595
                                        ------------ ------------ ------------

Net income                              $   136,475  $    58,845  $    15,062
                                        ____________ ____________ ____________

Basic net income
  per common share                      $      0.03  $      0.01  $        -
                                        ____________ ____________ ____________
Diluted net income
  per common share                      $      0.03  $      0.01  $        -
                                        ____________ ____________ ____________




    The accompanying notes are an integral part of the financial statements.
                                     F-3.






Willamette Valley Vineyards, Inc.
Statements of Shareholders' Equity
For the Years Ended December 31, 2002, 2001 and 2000

                              Common stock               Retained
                                 Shares       Dollars    earnings     Total
                              ----------- ------------ ---------- -----------
Balances at December 31, 1999  4,253,431  $ 6,815,972  $ 161,987  $ 6,977,959

Stock issuance for compensation    1,050        1,641         -         1,641

Net income                            -            -       15,062      15,062
                              ----------- ------------ ---------- -----------

Balances at December 31, 2000  4,254,481    6,817,613    177,049    6,994,662

Stock issuance for compensation    2,500        3,985         -         3,985

Common stock issued and
  options exercised              208,000      321,049         -       321,049

Net income                            -            -      58,845       58,845
                              ----------- ------------ ---------- -----------

Balances at December 31, 2001  4,464,981    7,142,647    235,894    7,378,541

Stock issuance for compensation    2,463        3,941         -         3,941

Common stock issued and
  options exercised                2,000        8,574         -         8,574

Net income                            -            -     136,475      136,475
                              ----------- ------------ ---------- -----------

Balances at December 31, 2002  4,469,444  $ 7,155,162  $ 372,369  $ 7,527,531
                              ___________ ____________ __________ ___________



    The accompanying notes are an integral part of the financial statements.
                                     F-4




Willamette Valley Vineyards, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2002, 2001 and 2000


                                            2002         2001         2000

Cash flows from operating activities:
  Net income                             $136,475     $ 58,845    $  15,062
  Reconciliation of net income
    to net cash (used for) provided by
    operating activities:
      Depreciation and amortization       763,077      778,752      719,046
      Gain on disposal of fixed assets         -        (3,043)          -
      Loss on disposal of vines            35,465           -            -
      Deferred income taxes                (3,031)      36,046       27,868
      Bad debt expense                     (8,303)          -            -
      Stock issued for compensation         3,941           -            -
      Changes in assets and liabilities:
        Accounts receivable               235,120     (182,658)    (134,525)
        Inventories                      (579,909)    (565,791)    (776,676)
        Prepaid expenses and
          other current assets             39,604      (41,558)     33,148
        Note receivable                    15,430       (7,169)      (3,894)
        Other assets                      (32,763)     (15,291)     (43,964)
        Accounts payable                 (631,248)     154,618     (112,596)
        Accrued commissions and
          payroll costs                    75,543       (5,176)      17,287
        Income taxes receivable/payable    93,868       17,969      (42,429)
        Grape payables                   (266,429)     222,121       86,523
        Deferred rent liability            25,811       28,758       31,634
        Deferred gain                     (24,984)     (24,984)     (33,359)
                                        ------------ ------------ ------------
    Net cash provided by (used for)
      operating activities               (122,333)     451,439     (216,875)
                                        ------------ ------------ ------------

Cash flows from investing activities:
  Additions to property and equipment     (77,087)    (379,953)    (214,855)
  Vineyard development expenditures      (114,443)    (153,930)    (267,233)
                                        ------------ ------------ ------------
    Net cash used in
      investing activities               (191,530)    (533,883)    (482,088)
                                        ------------ ------------ ------------

Cash flows from financing activities:
  Debt issuance costs                     (20,378)     (22,000)          -
  Net increase (decrease) in line of
    credit balance                        697,671   (1,264,049)     930,965
  Proceeds from distributor obligation         -     1,500,000           -
  Proceeds from common stock issued
    and stock options exercised             8,574      321,049           -
  Issuance of long-term debt                   -        33,909        3,034
  Repayments of long-term debt           (244,331)    (234,831)    (201,201)
                                        ------------ ------------ ------------
    Net cash provided by (used for)
      financing activities                441,536      334,078      732,798
                                        ------------ ------------ ------------

Net increase in cash and cash equivalents 127,673      251,634       33,835


Cash and cash equivalents:
  Beginning of year                       504,510      252,876      219,041
                                        ------------ ------------ ------------

  End of year                             632,183    $ 504,510    $ 252,876
                                        ____________ ____________ ____________

    The accompanying notes are an integral part of the financial statements.
                                     F-5




Willamette Valley Vineyards, Inc.
Notes to Financial Statements


1. Summary of Operations, Basis of Presentation and Significant Accounting Policies


Organization and operations
Willamette Valley Vineyards, Inc. (the Company) owns and operates vineyards and a winery located in the state of Oregon, and produces and distributes premium and super premium wines, primarily Pinot Noir, Chardonnay, and Riesling. The majority of the Company's wine is sold to grocery stores and restaurants in the state of Oregon through the Company's sales force. During fiscal year 2000, revenues derived from one customer of $979,755, represented 15% of the Company's revenues. In 2002 and 2001 no one customer represented more than 10% of revenues. Out-of-state and foreign sales represented approximately 30%, 37% and 36% of revenues for 2002, 2001 and 2000. The Company also sells its wine from the tasting room at its winery.

Basis of presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances at the time. Actual results could differ from those estimates under different assumptions or conditions.

Cash and cash equivalents
Cash and cash equivalents include short-term investments with an original maturity of less than 90 days.

Revenue recognition
The Company recognizes revenue when the product is shipped and title passes to the customer. The Company's standard terms are FOB shipping point, with no customer acceptance provisions. The cost of price promotions and rebates are treated as reductions of revenues. No products are sold on consignment. Credit sales are recorded as trade accounts receivable and no collateral is required. Revenue from items sold through the Company's retail locations is recognized at the time of sale.

Cost of goods sold
Costs of goods sold include costs associated with grape growing, external grape costs, packaging materials, winemaking and production costs, vineyard and production administrative support and overhead costs, purchasing and receiving costs and warehousing costs.




                                     F-6.



Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


1. Summary of Operations, Basis of Presentation and Significant Accounting Policies (Continued)


Selling, general and administrative expenses
Selling, general and administrative expenses consist primarily of non-manufacturing administrative and overhead costs, advertising and other marketing promotions. Advertising costs are expensed as incurred or the first time the advertising takes place.

Inventories
After a portion of the vineyard becomes commercially productive, the annual crop and production costs relating to such portion are recognized as work-in-process inventories. Such costs are accumulated with related direct and indirect harvest, wine processing and production costs, and are transferred to finished goods inventories when the wine is produced, bottled, and ready for sale. The cost of finished goods is recognized as cost of sales when the wine product is sold. Inventories are stated at the lower of first-in, first-out (FIFO) cost or market by variety. In accordance with general practices in the wine industry, wine inventories are generally included in current assets in the accompanying balance sheet, although a portion of such inventories may be aged for more than one year (see also Note 3).

Vineyard development costs
Vineyard development costs consist primarily of the costs of the vines and expenditures related to labor and materials to prepare the land and construct vine trellises. The costs are capitalized until the vineyard becomes commercially productive, at which time annual amortization is recognized using the straight-line method over the estimated economic useful life of the vineyard, which is estimated to be 30 years. Accumulated amortization of vineyard development costs aggregated $396,147 and $326,991 at December 31, 2002 and 2001, respectively.

During the year ended December 31, 2002, the Company disposed of approximately
6.5 acres of vines. These vines were determined to be unproductive due to an infestation of phylloxera, an aphid-like insect (see Note 11). As a result of this disposal, the Company recorded a loss on vineyard development costs in the amount of $35,465. This loss is included in selling, general and administrative expenses in the statement of operations. The Company intends to replant this land with phylloxera resistant rootstock.

Property and equipment
Property and equipment are stated at cost or the historical cost basis of the contributing shareholders, as applicable, and are depreciated on the straight-line basis over their estimated useful lives as follows:
    Land improvements     15 years
    Winery building       30 years
    Equipment            5-7 years




                                     F-7




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


1. Summary of Operations, Basis of Presentation and Significant Accounting Policies (Continued)


Property and equipment (continued)
Expenditures for repairs and maintenance are charged to operating expense as incurred. Expenditures for additions and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations. The Company reviews the carrying value of investments for impairment whenever events or changes in circumstances indicate the carrying amounts may not be recoverable.

Shipping costs
Shipping costs are included in selling, general and administrative expenses and totaled $145,189, $130,899 and $94,928 for the years ended 2002, 2001 and
2000, respectively.

Debt issuance costs
Debt issuance costs are amortized on the straight-line basis, which approximates the effective interest method, over the life of the debt.

Income taxes
The Company accounts for income taxes using the asset and liability approach whereby deferred income taxes are calculated for the expected future tax consequences of temporary differences between the book basis and tax basis of the Company's assets and liabilities.

Other income
Other income in the year ended December 31, 2000 includes approximately
$65,000 related to the settlement of legal proceedings in favor of the Company.

Financing
The Company's ability to fund operations and obtain financing on the line of credit facility discussed in Note 5 could be impaired due to a variety of factors including unanticipated capital expenditures, fluctuations in operating results, financing activities and inventory management. To the extent any one of these factors causes the Company to be unable to fund its operations or borrow on all or part of the line of credit, the Company could be forced to seek and obtain alternative financing in the form of debt or equity. There can be no assurance that the Company would be successful in obtaining alternative financing on favorable terms, or at all. The Company's failure to obtain such financing or to obtain such financing on favorable terms could have a material adverse effect on the Company's business, financial condition and results of operations. However, management believes existing cash and cash flow from operations, combined with the Company's $2,700,000 line of credit facility will be sufficient to satisfy all debt service obligations and fund the Company's operating needs and capital expenditures through 2003.




                                     F-8




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


1. Summary of Operations, Basis of Presentation and Significant Accounting Policies (Continued)

Stock based compensation
The Company accounts for the employee and director stock options in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Pro forma disclosures as required under SFAS No. 123, Accounting for Stock Based Compensation, and as amended by SFAS No. 148, Accounting for Stock Based Compensation - Transition and Disclosure, are presented below (see Note 8).

Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net earnings would have been reduced to the pro forma amounts indicated as follows for the year ended December 31 (see Note 8 for certain assumptions with respect to this computation):

                                            2002         2001         2000

Net income as reported                 $  136,475   $   58,845   $   15,062
Deducted total stock based employee
  compensation expense determined under
  fair value based method for all awards,
  net of related tax effects              (23,527)     (67,669)    (127,632)
                                        ------------ ------------ ------------

Pro Forma net income (loss)            $   112,948  $   (8,824)  $ (112,570)
                                        ____________ ____________ ____________

Earnings per share:
  Basic - as reported                  $      0.03  $     0.01   $       -
  Basic - pro forma                           0.03          -         (0.03)

  Diluted - as reported                       0.03        0.01           -
  Diluted - pro forma                         0.03          -         (0.03)


Basic and diluted net income per share
Basic earnings per share are computed based on the weighted-average number of common shares outstanding each year. Diluted earnings per share are computed using the weighted average number of shares of common stock and dilutive common equivalent shares outstanding during the year. Common equivalent shares from stock options and other common stock equivalents are excluded from the computation when their effect is antidilutive.

Options to purchase 421,670 shares of common stock were outstanding at December 31, 2002 and diluted weighted-average shares outstanding at December 31, 2002 include the effect of 2,745 stock options. Options to purchase 475,170 shares of common stock were outstanding at December 31, 2001 and diluted weighted-average shares outstanding at December 31, 2001 include the effect of 47,903 stock options. Options to purchase 510,670 shares of common stock were outstanding at December 31, 2000, but were not included in the computation of diluted earnings per share because the exercise prices were greater than




                                     F-9




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


1. Summary of Operations, Basis of Presentation and Significant Accounting Policies (Continued)

Basic and diluted net income per share (continued) the average market price of the common shares at December 31, 2000. In addition, the warrant outstanding since 1992 was not included in the computation of diluted earnings per share in 2002, 2001 or 2000 because the exercise price of $3.42 was greater than the average market price of the common shares during all three years.


                      2002
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $136,475    4,468,783    0.03
Options        -         2,745      -
Warrants       -            -       -
         ---------   ---------   ------
Diluted  $136,475    4,471,528   $0.03
         =========   =========   ======

                      2001
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $ 58,845    4,345,941    0.01
Options        -        47,903      -
Warrants       -            -       -
         ---------   ---------   ------
Diluted  $ 58,845    4,393,844   $0.01
         =========   =========   ======

                      2000
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $ 15,062    4,254,481      -
Options        -            -       -
Warrants       -            -       -
         --------    ---------   ------
Diluted  $ 15,062    4,254,481   $  -
         ========    =========   ======


Statement of cash flows
Supplemental disclosure of cash flow information:

                                            2002         2001         2000

Interest paid                           $ 357,000    $ 442,000    $ 547,000
Income tax refund received                     -            -         8,344
Supplemental schedule of noncash
  investing and financing activities:
    Capital leases                         18,479       16,740       29,260
    Issuance of common stock
      awards (Note 8)                       3,941        3,985        1,641
    Notes receivables issued in sale
      of fixed assets                          -        13,340           -


Fair market value of financial instruments
The fair market values of the Company's recorded financial instruments approximate their respective recorded balances, as the recorded assets and liabilities are stated at amounts expected to be realized or paid, or carry interest rates commensurate with current rates for instruments with a similar duration and degree of risk.

Deferred rent liability
The Company leases land under a sale-leaseback agreement (Note 11). The long-term operating lease has minimum lease payments that escalate every year.
For accounting purposes, rent expense is recognized on the straight-line basis by dividing the total minimum rents due during the lease by the number of months in the lease. In the early years of a lease with escalation clauses, this treatment results in rental expense recognition in excess of rents



                                    F-10




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


1. Summary of Operations, Basis of Presentation and Significant Accounting Policies (Continued)

Deferred rent liability (continued)
paid, and the creation of a long-term deferred rent liability. As the lease matures, the deferred rent liability will decrease and the rental expense recognized will be less than the rents actually paid. For the period ended December 31, 2002, 2001 and 2000, rent expense recognized in excess of amounts paid totaled $26,057, $28,758 and $31,634, respectively, which has been capitalized into vineyard development costs and inventory.


2. Accounts Receivable
Oregon law prohibits the sale of wine in Oregon on credit; therefore, the Company's accounts receivable balances are the result of sales to out-of-state and foreign distributors. At December 31, 2002 and 2001, the Company's accounts receivable balance is net of an allowance for doubtful accounts of $41,885.

Changes in the allowance for doubtful accounts is as follows:

                   Balance at  Charged to  Charged to  Write-offs  Balance at
                   Beginning   costs and     other       net of      end of
                   Of period    expenses    accounts   recoveries    period
                   __________  __________  __________  __________  __________

Fiscal year ended December 31, 2000:
Allowance for
 Doubtful accounts  $  54,000   $       -   $       -   $ (12,340)  $  41,660
                   ==========  ==========  ==========  ==========  ==========

Fiscal year ended December 31, 2001:
Allowance for
 Doubtful accounts  $  41,660   $     225   $       -   $       -   $  41,885
                   ==========  ==========  ==========  ==========  ==========

Fiscal year ended December 31, 2002:
Allowance for
 Doubtful accounts  $  41,885   $       -   $       -   $       -   $  41,885
                   ==========  ==========  ==========  ==========  ==========



                                    F-11




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


3. Inventories

Inventories consist of:
                                                  2002          2001

Winemaking and packaging materials            $    96,123   $   252,828
Work-in-process (costs relating to unprocessed
  and/or unbottled wine products)               2,773,750     2,941,755
Finished goods (bottled wine
  and related products)                         5,200,826     4,296,207
                                               -----------   -----------
                                              $ 8,070,699   $ 7,490,790

Less: amounts designated for
distributor (Note 12)                            (520,408)     (584,925)
                                               -----------   -----------
Current inventories                           $ 7,550,291   $ 6,905,865
                                               ___________   ___________





4. Property and Equipment
                                                  2002          2001

Land and improvements                         $   984,954   $   984,954
Winery building and hospitality center          4,567,076     4,561,118
Equipment                                       4,670,506     4,599,377
                                               -----------   -----------
                                               10,222,536    10,145,449

Less accumulated depreciation                  (5,175,643)   (4,493,382)
                                               -----------   -----------
                                              $ 5,046,893   $ 5,652,067
                                               ___________   ___________

The Company has capital lease arrangements for certain winery equipment and vehicles. Future minimum capital lease payments as of December 31, 2001 are:

  2003                                                  16,557
  2004                                                  12,899
  2005                                                   5,454
                                                      ---------
      Total minimum lease payments                      34,910

  Less interest portion                                 (3,170)
                                                      ---------
      Capital lease obligation (Note 6)                 31,740

  Less portion due within one year (Note 6)            (14,413)
                                                      ---------
                                                      $ 17,327
                                                      _________

The cost of the Company's leased equipment and related accumulated depreciation aggregated $72,733 and $36,772, respectively, at December 31, 2002 and $88,933 and $31,899, respectively, at December 31, 2001.



                                    F-12




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


5. Line of Credit Facility
At December 31, 2001, the Company had borrowings of $1,500,000 through a revolving line of credit agreement with the Northwest Farm Credit Services (Farm Credit). This agreement allowed for borrowings of up to $1,500,000 against eligible accounts receivable and inventories as defined in the agreement. The revolving line of credit had an interest rate of 6.5%.

In July 2002 the Company entered into a revolving line of credit agreement with GE Commercial Distribution Finance Corporation (GE) that allows borrowings of up to $2,700,000 against eligible accounts receivable inventories and equipment as defined in the agreement. This agreement replaced the line of credit agreement with Farm Credit. The new revolving line bears interest at prime, plus 0.80%, and is payable monthly. The interest rate was 5.55% at December 31, 2002. The Company's president has guaranteed up to $1,000,000 of this credit facility. At December 31, 2002, there were borrowings of $2,050,171 on the revolving line of credit.

The new line of credit agreement includes various covenants, which among other things, require the Company to maintain minimum amounts of tangible net worth, debt-to-equity, debt service coverage as defined and limits the level of acquisitions of property and equipment. As of December 31, 2002, the Company was in compliance with these covenants.

The Company maintains a depository cash account that is in the name of GE. For the year ended December 31, 2002, the line of credit balance was offset by a depository cash balance of $197,178.


6. Long-Term Debt
Long-term debt consists of:
                                                  2002          2001

Northwest Farm Credit Services Loan           $ 3,003,720   $ 3,212,489
Real property loan, 8.5% interest,
  monthly payments of $1,055 through 2019         112,215       115,198
Capital lease obligations                          31,740        50,218
Vehicle financing                                  34,674        48,775
                                               -----------   -----------
                                                3,182,349     3,426,680

Less current portion                             (237,838)     (242,649)
                                               -----------   -----------
                                              $ 2,944,511   $ 3,184,031
                                               ___________   ___________



                                    F-13




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


6.	Long-Term Debt (Continued)

The Company has an agreement with Northwest Farm Credit Services containing two separate notes bearing interest at a rate of 7.85%, which are collateralized by real estate and equipment. These notes require monthly payments ranging from $7,687 to $30,102 until the notes are fully repaid in 2014. The loan agreement contains covenants, which require the Company to maintain certain financial ratios and balances, including a debt to tangible net worth ratio of no more than 1.1 to 1. At December 31, 2002, the Company was not in compliance with this covenant but has obtained a waiver thereon.

Future minimum principal payments of long-term debt mature as follows:

Year ending
December 31,
   2003                                             $   237,838
   2004                                                 264,770
   2005                                                 277,854
   2006                                                 293,222
   2007                                                 312,821
Thereafter                                            1,795,844
                                                     -----------
                                                    $ 3,182,349
                                                     ___________


7. Shareholders' Equity
The Company is authorized to issue 10,000,000 shares of its common stock. Each share of common stock is entitled to one vote. At its discretion, the Board of Directors may declare dividends on shares of common stock, although the Board does not anticipate paying dividends in the foreseeable future.

On June 1, 1992, the Company granted its president a warrant to purchase 15,000 shares of common stock as consideration for his personal guarantee of the real estate loans and the line of credit with Northwest Farm Credit Services (Notes 6 and 8). The warrant is exercisable through June 1, 2012 at an exercise price of $3.42 per share. As of December 31, 2002, no warrants had been exercised.

In each of the years ended December 31, 2002, 2001 and 2000, the Company granted 2,463 2,500 and 1,050 shares of stock valued at $3,941, $3,985 and $1,641, respectively, as compensation to employees. The cost of these grants was capitalized as inventory. The effects of these non-cash transactions have been excluded from the cash flow statements in each period.





                                     F-14



Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


8. Stock Incentive Plan
In 1992, the Board of Directors adopted a stock incentive plan and reserved 175,000 shares of common stock for issuance to employees and directors of the Company under the plan. In 1996, 1998 and 2001, the Board of Directors reserved an additional 150,000, 275,000 and 300,000 shares, respectively. Administration of the plan, including determination of the number, term, and type of options to be granted, lies with the Board of Directors or a duly authorized committee of the Board of Directors. As of December 31, 2002, there are approximately 468,330 shares available for future issuance under this plan.

At December 31, 2002, 2001 and 2000, the following transactions related to stock options occurred:


                                2002              2001            2000
                           _______________ _________________  ________________
                                  Weighted          Weighted          Weighted
                                   average           average           average
                                  exercise          exercise          exercise
                           Shares   price    Shares   price    Shares   price

Outstanding at
    beginning of year     475,170  $ 1.73   510,670  $ 1.72   474,000  $ 1.75
  Granted                  30,000    1.51     5,500    1.62   135,900    1.62
  Exercised                (2,000)   1.56    (8,000)   1.56        -       -
  Forfeited               (81,500)   1.76   (33,000)   1.62   (99,230)   1.75
                          --------          --------          --------
Outstanding at
    end of year           421,670  $ 1.71   475,170  $ 1.73   510,670  $ 1.72
                          ________          ________          ________

Weighted-average options outstanding and exercisable at December 31, 2001 are as follows:

                        Options outstanding             Options exercisable
                              Weighted
              Number          average       Weighted    Number        Weighted
            outstanding at   remaining      average   exercisable at  average
  Exercise   December 31,   contractual     exercise   December 31,   exercise
    price       2002           life           price       2002          price

  $ 1.50      115,710          5.39         $ 1.50      115,710       $ 1.50
    1.51       30,000          9.90           1.51       30,000         1.51
    1.56       40,000          7.59           1.56       36,000         1.56
    1.60        3,000          9.29           1.60        1,800         1.60
    1.65       75,000          7.00           1.65       75,000         1.65
    1.69        8,000          9.50           1.69        8,000         1.69
    1.70        2,500          9.96           1.70          500         1.70
    1.75       82,000          8.25           1.75       82,000         1.75
    1.81       21,000          8.71           1.81       18,000         1.81
    1.88       25,000          8.71           1.88        7,500         1.88
    2.75        7,200          6.50           2.75        5,500         2.75
    3.00        6,260          6.08           3.00        6,260         3.00
    3.62        4,000          5.56           3.62        4,000         3.62
    4.50        2,000          4.08           4.50        2,000         4.50
   ------    ---------        ------         ------     --------       ------
$ 1.50-$4.50  421,670          5.82         $ 1.83      392,270       $ 1.69





                                     F-15



Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


8. Stock Incentive Plan(Continued)
The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 in 1996 and has elected to account for its stock-based compensation under Accounting Principles Board Opinion 25. As required by SFAS No. 123, the Company has computed for pro forma disclosure purposes (see Note 1) the value of options granted during each of the three years ended December 31, 2002 using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in 2002, 2001 and 2000:

                                            2002         2001         2000
Risk-free interest rate                     4.37 %       5.38 %       6.12 %
Expected lives                             10 years     10 years      8 years
Expected volatility                           53 %         55 %         70 %

Adjustments are made for options forfeited prior to vesting. For the years ended December 31, 2002, 2001 and 2000, the total value of the options granted was computed to be $27,300, $6,445 and $173,689, respectively, which would be amortized on the straight-line basis over the vesting period of the options.

For the years ended December 31, 2002, 2001 and 2000, the weighted average fair value of options granted was computed to be $0.91, $1.17 and $1.30, respectively.

On November 26, 2002, the Company granted its President 30,000 options from the Stock Incentive Plan for his personal guarantee of $1,000,000 of the line of credit with GE Commercial Distribution Finance (see Note 5). The options are exercisable through November 27, 2012 at an exercise price of $1.51 per


9. Income Taxes
The provision (benefit) for income taxes consists of:
                                            2002         2001         2000

Current tax expense (benefit):
  Federal                                  $ 66,029     $ 17,969     $ (8,273)
  State                                      27,839           -            -
                                        ------------ ------------ ------------
                                             93,868       17,969       (8,273)
                                        ------------ ------------ ------------
Deferred tax expense (benefit):
  Federal                                    (2,686)      31,949       34,628
  State                                        (345)       4,097        4,440
                                        ------------ ------------ ------------
                                             (3,031)      36,046       39,068
                                        ------------ ------------ ------------
(Decrease) increase in valuation allowance       -            -       (11,200)
                                        ------------ ------------ ------------
    Total                                  $ 90,837     $ 54,015    $  19,595
                                        ____________ ____________ ____________


                                      F-16




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


9. Income Taxes (Continued)
The effective income tax rate differs from the federal statutory rate as follows:
                                                Year ended December 31,
                                            2002         2001         2000

Federal statutory rate                      34.0 %       34.0 %       34.0  %
State taxes, net of federal benefit          6.3          4.4          4.4
Permanent differences                        3.6          8.0         29.0
(Decrease) increase in valuation allowance     -            -        (32.3)
Other, primarily prior year taxes           (3.9)         1.5         21.3
                                        ------------ ------------ ------------
                                            40.0 %       47.9 %       56.4  %
                                        ____________ ____________ ____________


Permanent differences consist primarily of nondeductible meals and entertainment and life insurance premiums.

Deferred tax assets and (liabilities) consist of:
                                                     December 31,
                                                  2002          2001

Accounts receivable                           $    16,067   $    16,067
Inventories                                       129,268        96,852
Other                                               2,877        33,135
                                               -----------   -----------
Net current deferred tax asset                    148,212       146,054
                                               -----------   -----------

Depreciation                                     (372,020)     (442,663)
Net operating loss carryforwards                       -          3,690
Deferred gain on sale-leaseback                   162,925       172,509
Alternative minimum tax credit carryforward            -         56,496
                                               -----------   -----------
Net noncurrent deferred tax liability            (209,095)     (209,968)
                                               -----------   -----------
Net deferred tax liability                    $   (60,883)  $   (63,914)
                                               ___________   ___________


10. Related Parties
During 2002, 2001 and 2000, the Company purchased grapes from certain shareholders for an aggregate price of $120,589, $108,672 and $74,585, respectively. At December 31, 2002 and 2001, grape payables included $60,192 and $54,336, respectively, owed to these shareholders.


                                     F-17




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


10. Related Parties(Continued)
The Company has a loan to its president with a balance of $56,948 at December 31, 2002. The loan was due on December 3, 1993, bearing interest at 7.35%.
On March 14, 1994, the loan was extended to March 14, 2009. The loan is collateralized by the common stock of the Company held by its president.
This note, including the related interest receivable, is classified as a long-term note receivable in the accompanying balance sheet.


11. Commitments and Contingencies

Litigation
From time to time, in the normal course of business, the Company is a party to legal proceedings. Management believes that these matters will not have a material adverse effect of the Company's financial position or results of operations, but due to the nature of the litigation, the ultimate outcome cannot presently be determined.

Operating leases
The Company entered into a lease agreement for approximately 45 acres of vineyards and related equipment in 1997. In December 1999, under a sale-leaseback agreement, the Company sold a portion of the Tualatin Vineyards property with a net book value of approximately $1,000,000 for approximately $1,500,000 cash and entered into a 20-year operating lease agreement. The gain of approximately $500,000 is being amortized over the 20-year term of the lease.

As of December 31, 2002, future minimum lease payments are as follows:


    Year ending
    December 31,
       2003                                          $   197,873
       2004                                              200,962
       2005                                              204,130
       2006                                              207,376
       2007                                              136,430
    Thereafter                                         1,934,295
                                                      -----------
         Total                                       $ 2,881,065
                                                      ===========

The Company is also committed to lease payments for various office equipment. Total rental expense for all operating leases excluding the vineyards, amounted to $12,316, $9,891 and $14,364 in 2002, 2001, and 2000, respectively.
In addition, payments for the leased vineyards have been included in inventory and vineyard developments costs and aggregate approximately $204,713 and $187,769, respectively, for each of the years ended December 31, 2002 and 2001.


                                     F-18



Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


11. Commitments and Contingencies (Continued)
Susceptibility of vineyards to disease
The Tualatin Vineyard, purchased during 1997, and the leased vineyards are known to be infested with phylloxera, an aphid-like insect, which can destroy vines. Although management has begun planting with phylloxera-resistant rootstock, a portion of the vines at the Tualatin vineyard is susceptible to phylloxera. The Company has not detected any phylloxera at its Turner Vineyard.



12. Distributor Obligation
During 2001, the Company entered into a distribution agreement with a national wine distributor group (the distributor), whereby the distributor paid the Company $1,500,000 for a base amount of bottled wine with an approximate cost of $520,000 at December 31, 2002. The agreement calls for the Company to retain possession of this base amount of wine, with any drawdowns by the distributor to be simultaneously replenished by another purchase. The Company has recorded a Distributor Obligation liability to recognize the future obligation to deliver this amount of wine to the distributor. The agreement calls for the base amount of prepaid wine the Company holds for the distributor to remain at $1,500,000 until 2006, when the balance is depleted to the following levels in the following years:

           2006                                       $ 1,200,000
           2007                                           900,000
           2008                                           600,000
           2009                                           300,000
           2010                                                -

Also as part of that agreement, the Company has agreed to pay the distributor incentive compensation if certain sales goals are met over the next five years and if a certain transaction occurs. The incentive compensation will be paid only in the event of a transaction in excess of $12 million in value in which either the Company sells all or substantially all of its assets or a merger, sale of stock, or other similar transaction occurs, the result of which is that the Company's current shareholders do not own at least a majority of the outstanding shares of capital stock of the surviving entity. Assuming the $12 million threshold is met and the distributor meets certain sales goals, the distributor will be entitled to incentive compensation equal to 20% of the total proceeds from the sale or transaction and up to 17.5% of the difference between the transaction value and approximately $8.5 million.



                                     F-19